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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12
The Seibels Bruce Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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THE SEIBELS BRUCE GROUP, INC.

1501 Lady Street
Columbia, South Carolina 29201
(803) 748-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 27, 2004

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting" or "Meeting") of The Seibels Bruce Group, Inc., a South Carolina corporation, (the "Company"), will be held on February 27, 2004 at 11:00 a.m. at the offices of the Company at 1501 Lady Street, Columbia, South Carolina 29201, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

          1.     To amend the Company's Articles of Incorporation to effect a 1-for-1,000 reverse stock split of the Company's common stock and pay $3.00 per share to the holders of shares that would be converted to a fraction of one share; and

          2.     To transact any other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

        The proposal to amend the Company's Articles of Incorporation provides for the Company to effect a 1-for-1,000 reverse stock split of the Company's issued common stock. If approved, this reverse stock split will enable the Company to "go private" and thus terminate its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission.

        We have set the close of business on January 16, 2004, as the record date for determining shareholders who are entitled to notice of and to vote at the Special Meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy appointment form from the broker, trustee or nominee if you wish to vote personally at the Meeting.

        All shareholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Meeting, your vote is important. To assure your representation at the Meeting, please sign and date the enclosed proxy appointment form and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. You may revoke your proxy appointment at any time prior to the Special Meeting. If you attend the Special Meeting and vote by ballot, your proxy appointment will be revoked automatically, and only your vote at the Special Meeting will count.

        Shareholders may be entitled to assert dissenters' rights under Chapter 13 of Title 33 of the Code of Laws of South Carolina, 1976, as amended.

By order of the Board of Directors,
Charles H. Powers Chairman of the Board
Columbia, South Carolina January 28, 2004

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy appointment form as promptly as possible and return it in the enclosed envelope.

THE SEIBELS BRUCE GROUP, INC.

1501 Lady Street
Columbia, South Carolina 29201
(803) 748-2000

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 27, 2004

        The Board of Directors of The Seibels Bruce Group, Inc., (the "Company") is providing this proxy statement to you to solicit your vote for use at a Special Meeting of Shareholders to be held on February 27, 2004. The Special Meeting will be held at the offices of the Company, 1501 Lady Street, Columbia, South Carolina 29201, at 11:00 a.m. This proxy statement and the accompanying proxy appointment form are being mailed on or about January 28, 2004 to shareholders of record as of January 16, 2004.

        At the Special Meeting, shareholders of record will vote on approval of an amendment to the Company's Articles of Incorporation that will provide for a 1-for-1,000 reverse split of the Company's common stock. As permitted under South Carolina law, shareholders whose shares are converted into less than 1 share in the reverse split (because they had fewer than 1,000 shares at the effective time of the reverse split) will receive a cash payment from the Company for their fractional share interests of $3.00 per share, without interest, for each share of common stock they held immediately before the reverse split.

        Shareholders who own more than 1,000 shares at the effective time of the reverse split will receive 1 share for each 1,000 shares they own at the effective time of the reverse split, and a cash payment of $3.00 per share, without interest, for the remaining shares of common stock they held immediately before the reverse split that aggregate less than 1,000 shares. We refer to the reverse stock split and cash payments to shareholders holding fewer than 1,000 shares as the "transaction."

        After the transaction, we anticipate that the Company will have approximately 97 shareholders of record. As a result, the Company will no longer be required to file annual and periodic reports under the federal securities laws that are applicable to public companies. Additionally, transactions in our common stock will no longer be quoted on the OTC Bulletin Board.

        A shareholder of the Company is entitled by Chapter 13 of Title 33 of the Code of Laws of South Carolina, 1976, as amended, (the "Dissenters' Rights Law") to dissent from the transaction, and obtain payment of the fair value of his shares if the transaction reduces the number of shares owned by the shareholder to a fraction of a share. To exercise dissenters' rights, a shareholder must, at or prior to the Special Meeting of Shareholders of the Company, give written notice that he dissents from the proposed amendment to the Articles of Incorporation and not vote in favor of the proposed amendment to the Articles of Incorporation. In addition, the shareholder must comply strictly with statutory procedures at the time and in the manner set forth in the Dissenters Rights Law, a copy of which is attached to this proxy statement as Appendix B. Also see "Special Factors—Dissenters' Rights; Escheat Laws" beginning on page 36.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Stock Options	50
Warrants	50
401(k) Plan	50
Provisions for Unaffiliated Shareholders	50
Reservation of Rights	50
Effective Time of Transaction	51
FINANCIAL INFORMATION	52
Selected Historical Financial Information	52
Recent Developments	53
Pro Forma Consolidated Financial Statements (Unaudited)	54
Market Prices of the Common Stock	59
Dividends	59
Prior Stock Purchases by the Company	60
THE COMPANY	61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	61
MANAGEMENT OF THE COMPANY	61
Directors	61
Executive Officers and Key Employees	62
Security Ownership of Management	63
Rights to Designate Nominees for Election to Board	65
Certain Transactions with Management	65
Stock Options and Stock Option Plans	66
Warrants	67
OTHER INFORMATION	67
Incorporation by Reference	67
Where You Can Find More Information	68
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS	68
SHAREHOLDER PROPOSALS	68
OTHER MATTERS	69
APPENDIX A	A-1
APPENDIX B	B-1
APPENDICES
APPENDIX A. Opinion Letter of Financial Advisor
APPENDIX B. Dissenters' Rights Law

FORWARD LOOKING STATEMENTS

        Forward looking statements are those statements that describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and in other documents filed with the SEC. Therefore, these types of statements may prove to be incorrect.

SUMMARY TERM SHEET FOR REVERSE STOCK SPLIT

        The following summary, together with the "Questions and Answers" section, briefly describes the proposed amendment to our Articles of Incorporation and the reverse stock split. While this summary and the question and answer section describe what we believe are the most material terms and features of the transaction, the proxy statement contains a more detailed description of the terms. We encourage you to read the entire proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

        As used in this proxy statement, "Seibels," the "Company," "we," "our," "ours," and "us" refer to The Seibels Bruce Group, Inc. and all of its subsidiaries, and the "transaction" refers to the reverse stock split to be effected by the amendment of our Articles of Incorporation, together with the related cash payments for fractional shares to shareholders whose number of shares is not evenly divisible by 1,000 at the effective time of the transaction.

Effects of the Transaction

        If the transaction is completed:

  •
  shareholders who own fewer than 1,000 shares of common stock of record before the reverse stock split will receive cash in exchange for their shares of common stock and will no longer have any interest in our future earnings or growth;

  •
  shareholders who own 1,000 or more shares of common stock of record before the reverse stock split will receive 1 share for each 1,000 shares of common stock held before the reverse stock split, and cash in lieu of fractional shares for their remaining shares;

  •
  we will have fewer than 300 registered holders of common stock, and therefore will be eligible to terminate registration of our common stock with the Securities and Exchange Commission, which will terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934 (the "1934 Act");

  •
  our common stock will no longer be quoted on the OTC Bulletin Board, and any trading in our common stock will only occur in privately negotiated sales;

  •
  the officers and directors of the Company at the effective time of the transaction will continue to serve as the officers and directors of the Company immediately after the transaction;

  •
  the rights and number of shares outstanding of our Adjustable Rate Cumulative Nonvoting Preferred Special Stock will remain unchanged;

  •
  the number of shares subject to currently outstanding options and warrants and the corresponding exercise prices will be adjusted in accordance with the terms of the applicable warrant or option plan to give effect to the reverse stock split, and the number of shares subject to options will be rounded down resulting in the elimination of any rights to acquire fractional shares;

  •
  holders of options granted under the Company's 1996 Stock Option Plan for Employees and 1995 Stock Option Plan for Non-Employee Directors may receive a cash payment for their rights to acquire fractional shares that are eliminated, but as provided by the Company's 1995 Stock Option Plan for Independent Agents, holders of options granted under that plan will not receive any such cash payment;

  •
  the Company stock investment feature in the Company's 401(k) Plan will be terminated and the Company will purchase all of the shares of Company stock held by the Plan for the then-current fair market value of the shares in cash, which will not, in any event, be less than $3.00 per share;

  •
  the number of our shareholders of record will be reduced from approximately 924 to approximately 97, and the number of outstanding shares of the Company's common stock will decrease by approximately 9% from 7,816,044 to approximately 7,103,000 shares on a pre-split basis (7,103 on a post-split basis);

  •
  the percentage of ownership of the Company's common stock beneficially owned by the directors of the Company as a group will increase from 52% to approximately 57% based on shares outstanding on October 24, 2003, which will not affect control of the Company;

  •
  aggregate shareholders' equity of the Company as of September 30, 2003, will be reduced from approximately $31,085,000 on an historical basis to approximately $28,605,000 on a pro forma basis;

  •
  the book value per share of common stock as of September 30, 2003 will decrease from $2.95 per share on an historical basis to approximately $2.90 per share on a pro forma, pre-split basis;

  •
  the Company will pay cash of approximately $2,418,000 in the aggregate to repurchase fractional shares and pay the costs of the transaction; and

  •
  net income per share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2003, will not change from $0.04 on an historical basis when calculated on a pro forma basis (on both a basic and a fully-diluted basis).

        For a description of the provisions regarding the treatment of shares held in street name, please see "Special Factors—Effect of the Proposed Reverse Split on Shareholders (both Affiliated and Unaffiliated)" on page 31. Please also read "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Stock Split of the Common Stock" beginning on page 47 and "Special Factors" beginning on page 11. (Shares held in "street name" are shares held in a stock brokerage account or by a bank or other nominee.)

The Purpose and Benefits of the Reverse Stock Split

        If approved, the reverse stock split will enable the Company to go private and thus terminate its obligation to file annual and periodic reports and make other filings with the Securities and Exchange Commission ("SEC"). The purpose behind the proposal and the benefits of going private include:

  •
  eliminating the costs associated with filing documents under the 1934 Act with the SEC;

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  eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

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  reducing the direct and indirect costs of administering shareholder accounts and responding to shareholder requests;

  •
  affording shareholders holding less than 1,000 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs; and

  •
  increasing management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

        Please read "Special Factors—Purpose of the Transaction" beginning on page 14.

Disadvantages of the Reverse Stock Split

        The disadvantages of the reverse stock split are that:

  •
  the Company's working capital or assets will be decreased, or indebtedness increased, to fund the purchase of fractional shares and the costs of the transaction;

  •
  the Company's ability to raise capital in the public securities markets will be significantly diminished;

  •
  remaining shareholders will experience reduced liquidity for their shares of common stock;

  •
  less public information about the Company will be available after the transaction; and

  •
  shareholders who are cashed out will be unable to participate in any future earnings or growth of the Company.

        Please read "Special Factors— Effect of the Proposed Reverse Split on Shareholders (both Affiliated and Unaffiliated)" on page 31 and "Special Factors—Effect of the Proposed Reverse Split on the Company" on page 33.

Board Determination of the Fairness of the Reverse Stock Split

        The Board has determined that the reverse stock split is advisable, substantively fair to, and in the best interests of the Company and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommends that you vote "FOR" the reverse stock split. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of the Company, the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder, and the term "executive officers" means all persons named under "Management of the Company—Executive Officers and Key Employees" beginning on page 62.

        The Board also believes that the transaction is procedurally fair because, among other things: (a) the reverse stock split is being effected in accordance with applicable requirements under South Carolina law; (b) the reverse stock split is being submitted to a vote of the Company's shareholders and is subject to the approval of holders of two-thirds of the outstanding shares of common stock; (c) shareholders who will be totally cashed-out will have the opportunity to exercise dissenters' rights; and (d) shareholders can also increase, divide or otherwise adjust their existing holdings, prior to the effective date of the reverse split, so as either to retain some or all of their shares or to be cashed-out with respect to some or all of their shares.

        As of October 24, 2003, our directors and executive officers owned approximately 55% of the outstanding shares of the common stock that would be entitled to vote at the Special Meeting. If our directors and executive officers exercised options they hold prior to the Special Meeting, they would own approximately the same percentage of the outstanding shares of common stock entitled to vote at the Special Meeting. See "Management of the Company—Security Ownership of Management" beginning on page 63. Some of our executive officers may, however, sell their shares before the record date and may not be entitled to vote at the Special Meeting. See "Special Factors—Interests of Executive Officers and Directors in the Transaction" on page 32. Other than the expressed intent of directors and executive officers to vote their shares for the reverse stock split, the Company has not obtained any assurances or agreements from any of its shareholders as to how they will vote on the reverse stock split.

        Please read "Special Factors—Recommendation of the Board; Fairness of the Transaction" beginning on page 15.

Fairness Opinion of Financial Advisor

        Capitalink, L.C., our financial advisor, has delivered to our Board of Directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to our shareholders. The full text of the written opinion of Capitalink, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix A to this proxy statement. You should read the opinion carefully in its entirety, along with the discussion under "Special Factors—Opinion and Report of the Financial Advisor" beginning on page 19.

        The opinion of Capitalink is directed to the Company's Board of Directors, addresses only the fairness to holders of the Company's common stock from a financial point of view of the cash consideration to be paid in the proposed transaction, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

Conditions to the Completion of the Transaction

        The completion of the transaction depends upon the approval of the proposed amendment to our Articles of Incorporation that will implement the transaction by the holders of at least two-thirds of our outstanding shares of common stock. The text of the amendment is set forth under "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Stock Split of the Common Stock—Proposed Language Amending the Company's Articles of Incorporation" beginning on page 49.

Reservation of Rights

        We reserve the right to abandon the transaction without further action by our shareholders at any time before the filing of the necessary amendment to our Articles of Incorporation with the South Carolina Secretary of State, even if the transaction has been authorized by our shareholders at the Special Meeting, and by voting in favor of the transaction you are also expressly authorizing us to determine not to proceed with the transaction if we should so decide. See "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Split of the Common Stock—Reservation of Rights" beginning on page 50.

Sources of Funds; Financing of the Transaction

        We estimate that the total funds required to pay the consideration to shareholders entitled to receive cash for their shares and to pay the costs of the transaction will be approximately $2,418,000. The consideration to shareholders and the costs of the transaction will be paid from working capital, proceeds from the sale of assets, or borrowings. See "Special Factors—Sources of Funds and Financial Effect of the Transaction" on page 30.

Potential Conflicts of Interest of Directors

        Our directors may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

  •
  Each member of the Board of Directors holds of record 1,000 or more shares of our common stock and will retain one or more shares after the transaction; and

  •
  As a result of the transaction, the shareholders who own of record on January 16, 2004, 1,000 or more shares, such as our directors, will increase their percentage ownership interest in the Company as a result of the transaction. For example, assuming the transaction is approved, and based on shares outstanding on October 24, 2003, the ownership percentage of the directors of the Company will increase from 52% to approximately 57% as a result of the reduction by an estimated 713,000 shares in the number of shares of common stock outstanding.

Required Vote on the Reverse Stock Split

        The reverse stock split is subject to approval by the affirmative vote of holders of two-thirds of the outstanding shares of our common stock. The holder of the Company's outstanding Adjustable Rate Cumulative Nonvoting Preferred Stock does not have the right to vote those shares on the transaction.

Rights of Dissenting Shareholders

        Under the South Carolina Business Corporation Act, (the "SCBCA"), S.C. Code § 33-1-101, et seq., a shareholder of the Company's common stock who does not vote in favor of the transaction and who complies with certain notice requirements, which include the delivery of written notice of intent to demand payment prior to the vote at the Special Meeting and other procedures, will have the right to dissent from the transaction and to be paid cash for the fair value of his shares if the transaction reduces the number of shares owned by the shareholder to a fraction of a share. (A vote in favor of the transaction cast by the holder of a proxy appointment solicited by the Company will not disqualify a shareholder granting such proxy appointment from exercising dissenters' rights.) South Carolina law defines "fair value" to mean the value of the shares immediately before the effectuation of the transaction, excluding any appreciation or depreciation in anticipation of the transaction, unless such exclusion would be inequitable. Under South Carolina law, the "fair value" of the shares is to be determined by techniques that are acceptable generally in the financial community. In order for a holder of the Company's common stock to perfect dissenters' rights, such holder must file with the Company, prior to or at the Special Meeting, a written notice of intent to demand payment and must not vote his shares in favor of the transaction. Neither delivery of a proxy appointment form directing a vote against the transaction nor a failure to vote for the transaction will constitute such written notice. Certain additional procedures must be followed in order for a Company shareholder to exercise dissenters' rights. Any deviation from such procedures may result in the forfeiture of dissenters' rights. This proxy statement does not create or modify any dissenters' rights. The only dissenters' rights shareholders have are those granted by the SCBCA. Accordingly, shareholders wishing to dissent from the transaction are urged to read carefully "Special Factors—Dissenters' Rights; Escheat Laws" beginning on page 36 and the SCBCA Code sections included herewith as Appendix B.

U. S. Federal Income Tax Consequences

        Generally, for shareholders who have fewer than 1,000 shares of common stock before the reverse stock split, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash. For shareholders who will remain shareholders of the Company following the reverse stock split, the receipt of shares of new common stock will be treated as a tax-free reorganization and any cash received in lieu of fractional shares by such shareholders will be treated as "boot" for federal income tax purposes. Accordingly, if the fair market value of the boot plus the new common stock received exceeds a shareholder's total tax basis in its common stock, the gain will be recognized up to the amount of boot received. Tax matters are very complicated, and the tax consequences to you of the transaction will depend on your own situation. Please read "Special Factors—Material Federal Income Tax Consequences" beginning on page 35.

Selected Per Share Financial Information

        The following table sets forth selected historical per share financial information for the Company and unaudited pro forma per share financial information for the Company giving effect to the transaction as if it had been consummated as of the end of each period presented, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of statement of operations information. The information presented below is derived from (i) the consolidated historical financial statements of the Company, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statements, including the assumptions beginning on page 54. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and the Selected Historical Financial Information beginning on page 52 and the consolidated financial statements of the Company and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which information is incorporated by reference in this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 713,000 shares of our common stock are cashed-out in connection with the transaction and $2,418,000 cash is paid in lieu of issuance of fractional shares and to pay the costs of the transaction. The pro forma information set forth below is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the transaction been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by the Company in the future.

	As of and for the Nine Months Ended September 30, 2003	As of and for the Year Ended December 31, 2002
The Company—Historical:
Earnings per common share from continuing operations
Basic	$0.04	$0.73
Diluted	0.04	0.72
Book value per common share(1)	2.95	2.97
Dividends per common share	—	—
The Company—Pro Forma:
Earnings per common share from continuing operations(2)
Basic	0.04	0.79
Diluted	0.04	0.77
Book value per common share(3)	2.90	2.91
Dividends per common share	—	—

(1)
Historical book value per common share is computed by dividing common shareholders' equity by the number of common shares outstanding at the end of the respective periods, excluding the dilutive effect of options.

(2)
Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods minus the 713,000 shares of the Company's common stock assumed to be cashed-out in the transaction.

(3)
Pro forma book value per common share of the Company is computed by dividing pro forma common shareholders equity by the number of common shares outstanding at the end of the respective periods, excluding the dilutive effect of options, minus the 713,000 shares of the Company's common stock assumed to be cashed-out in the transaction.

SPECIAL FACTORS

Background of the Transaction

        As of September 4, 2003 approximately 827 record holders of the Company's common stock, or approximately 90% of the total number of record holders, owned less than 1,000 shares of common stock (not including beneficial owners whose shares may be registered in street name). In addition, record holders owning less than 1,000 shares own, in the aggregate, 93,000, or approximately 1%, of the outstanding shares of common stock.

        We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,000 shares of our common stock and who hold the shares in street name. However, based upon information obtained from our transfer agent and ADP Investor Communication Services, we estimate there are 1,083 beneficial holders of fewer than 1,000 shares, who in the aggregate collectively own approximately 226,000 shares, or approximately 3%, of our common stock.

        In summary, we estimate there are approximately 319,000 shares of our common stock, representing approximately 4% of our outstanding shares, held by approximately 1,910 record and beneficial shareholders holding fewer than 1,000 shares.

        As a public company, we are required to prepare and file with the SEC, among other items, the following:

  •
  Quarterly Reports on Form 10-Q;

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  Annual Reports on Form 10-K;

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  Proxy statements and annual shareholder reports as required by Regulation 14A under the 1934 Act; and

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  Current Reports on Form 8-K.

        The costs associated with these reports and other filing obligations compose a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002. We also incur substantially higher premiums for director and officer insurance as a result of being a publicly held company than we would incur if we were privately held.

        The Company also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. The Board believes that in light of the Company's reduced size and recent operating results, these costs have, and are expected to continue to have, a material adverse effect on the Company. At the same time, the Board believes that the Company will not benefit significantly from remaining public. Even as a publicly-traded stock, there is a very limited trading market for our shares, especially for sales of larger blocks of our shares, and shareholders derive little benefit from the Company's status as a publicly-traded corporation. Furthermore, the Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using its stock as the consideration for any such acquisition, and the Company is therefore unlikely to have the opportunity to take advantage of its current status as a public company for these purposes. In addition, the Company's securities are not currently listed on a stock exchange or national market system such as Nasdaq that would otherwise require the Company to continue reporting and filing reports as a public company, and the Board has no present intention to have the Company listed on a stock exchange or national market system. The

Board also believes that, as a private company, management would have greater flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term earnings per share growth.

        The cost of administering each shareholder's account and the amount of time spent by the Company's management in responding to shareholder requests is the same regardless of the number of shares held in the account. Accordingly, the burden to the Company of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. Unlike many larger public companies, the Company does not have employees assigned to managing investor relations. Instead, the Company's executive officers respond directly to shareholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing the Company. Therefore, the Company's management believes that it would be beneficial to the Company and its shareholders as a whole to eliminate the administrative burden and cost associated with the approximately 827 record shareholder accounts containing less than 1,000 shares of common stock and an estimated additional 1,083 beneficial owners of less than 1,000 shares of common stock.

        During 2003, the Board attempted to reduce some of the Company's costs of administering a large number of shareholder accounts by conducting an odd lot tender offer to holders of 99 or fewer shares of the Company's common stock. This effort to reduce the cost of providing annual reports and materials to and maintaining accounts for those shareholders was approved by the Board on April 7, 2003, at which time the Company had approximately 1,181 record holders of 99 shares or fewer of its common stock. Based primarily on a recent trading price of the shares at the time of $1.40, the Board established the tender offer price at $2.50 per share. The offer commenced on April 14, 2003 and was extended on June 4, 2003 until July 31, 2003. It was only moderately successful, resulting in the Company's purchasing a total of 15,646 shares and the elimination of 396 shareholder accounts. While the Company believes that some cost savings have been and will continue to be realized from the elimination of these shareholder accounts, any such savings will be more than offset by increased costs of complying with new regulations applicable to public companies that were adopted subsequent to the commencement of the odd lot tender offer.

        The Board also believes that the high number of outstanding shares of common stock and its low trading price impairs the acceptability of the common stock by the financial community and the investing public. The Company believes that the transaction, by reducing the number of outstanding shares of common stock, should increase the per share market price accordingly. It is possible, however, that any increase in per share market price may be proportionately less than the decrease in the number of outstanding shares.

        In light of the foregoing, the Board believes that it is in the best interests of the Company and its shareholders, including unaffiliated shareholders, to change the status of the Company to a private company at this time by reducing the number of shareholders of record to under 300 and terminating registration of our common stock with the SEC.

        The going private proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner shareholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

        Board Deliberations.    At a meeting of the Company's Board of Directors on May 7, 2003, the Board discussed generally the concept of going private and authorized one of our directors to do research on the topic and prepare a report for the Board. The Board's interest in a going private transaction at that time was precipitated in large part by consultation with, and receipt of a letter from, the Company's accountants outlining the substantial new internal and external accounting requirements and procedures imposed by new legislation and regulations that would be expected to have a direct impact on the 2003 audit. The Company had also received numerous communications from its corporate legal counsel about the increased burdens, time and expense the new legislation and related regulations would be expected to impose on public companies, including the Company.

        In July 2003, the Company received an unsolicited letter from an investment banking firm offering to make a presentation and consult with the Board about various possible transactions, including a going private transaction. The Board decided to accept the offered presentation and it was made on August 14, 2003. Based on the information presented at that meeting and consultations with the Company's accountants and lawyers, the Board decided to pursue the possibility of a going private transaction further. The Board instructed management to contact other investment bankers and offer them the opportunity to make a presentation and bid on offering consulting services and providing a fairness opinion. On September 4, 2003, Capitalink, L.C. and one additional investment banking firm made presentations along with the original investment banking firm. Because Capitalink proposed the lowest fee and Capitalink appeared to have the necessary training and experience, on September 10, 2003, the Board retained Capitalink to assist with the transaction and to prepare an opinion as to the fairness, from a financial point of view, of the transaction.

        On November 6, 2003, the Board met again, with all directors being present, and after consultation with management, its outside legal counsel and Capitalink, determined that the reverse split was the most efficient means to reduce the number of shareholders and permit the Company to go private. As part of the Board's analysis, the Board considered the relative advantages and disadvantages of continuing as a public company to both the Company and its shareholders, particularly in light of the anticipated costs of continuing as a public company, which the Board considered would be very significant as a percentage of projected revenues and expenses. The Board determined, based on the number of shareholders with a nominal number of shares, that the reverse stock split ratio of 1-for-1,000 shares of common stock was the appropriate ratio to ensure a reduction in the number of record holders to fewer than 300 (which would permit the Company to terminate registration with the SEC under the 1934 Act of its common stock) and, based upon the report of Capitalink and the other factors described herein, that a price of $3.00 per share should be paid in lieu of issuance of fractional shares. The Board believed that the 1-for-1,000 ratio would also sufficiently reduce the number of shares outstanding so that re-registration of the common stock would not be required in the near future, and that payment of $3.00 per share in lieu of issuance of fractional shares would not overly strain the Company's financial resources.

        In addition to the matters discussed above, the Board considered the opportunity presented by the transaction to provide shareholders of record owning fewer than 1,000 shares immediate liquidity for their holdings without incurring brokerage costs, particularly in light of the relatively illiquid market for shares of the common stock.

        Approximately 10,397 shares of common stock will be authorized but unissued after the transaction. At this time, the Company has no current plans to issue common stock other than upon any exercise of outstanding warrants, options or conversion rights.

        Alternative Considered.    The Board considered making a cash tender offer to all shareholders to accomplish the reduction in the number of record shareholders to fewer than 300, but ultimately determined that the reverse split amendment is the preferred method of achieving its goal. The Board does not believe that a tender offer would result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many shareholders with a small number of shares would not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares sought to be purchased. On the other hand, the reverse split transaction, if successfully completed, is likely to allow the Company to achieve its objective.

        The Board has determined that the reverse split is the most expeditious and economical alternative for changing the Company's status from that of a reporting company to that of a private, non-reporting company.

        The Company has not sought, and has not received, any proposals from any persons for the merger or consolidation of the Company, or for the sale or other transfer of all or substantially all of the Company's assets, or for the sale or other transfer of securities of the Company that would enable the holder thereof to exercise control of the Company. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed transaction.

Purpose of the Transaction

        The purpose of the transaction is to cash-out the equity interests in the Company of shareholders who, as of the effective date, hold fewer than 1,000 shares of common stock in any discrete account at a price determined to be fair by the entire Board in order to:

  •
  eliminate the cost of maintaining small shareholder accounts;

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  permit small shareholders to receive cash for their shares without having to pay brokerage commissions or other fees;

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  reduce the number of shareholders of record of the Company to fewer than 300 so that the Company can deregister its common stock under the 1934 Act, and thereby be relieved of the administrative burdens and costs and competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements under the 1934 Act; and

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  increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term per share earnings.

        If the reverse split amendment is approved and implemented, the directors of the Company may benefit by an approximately 10% increase in their percentage beneficial ownership of common stock while incurring an approximately 2% decrease in the net book value of their holdings per share, based on shares outstanding on October 24, 2003. However, following the deregistration of the common stock under the 1934 Act, there will be limited public information concerning the Company and even less of a trading market for the Company's common shares than presently exists. The transaction will provide registered shareholders with fewer than 1,000 shares of common stock with a cost-effective way to cash-out their investments in the Company, because the Company will pay all transaction costs in connection with the reverse split. Moreover, the Company will benefit from substantial cost savings (as described below) as a result of the transaction.

        The Company incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. The Company also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. Since the Company has relatively few executive personnel, these indirect costs can be substantial. Based on the Company's experience in prior years, the direct annual costs resulting from the Company's being a public company are estimated as follows:

Independent Auditors and other Compliance Costs	$82,000
Legal Counsel	50,000
Transfer Agent, Printing and Mailing	53,000
Insurance	200,000
Other	55,000

Total	$440,000

        Estimates of the annual savings expected to be realized if the reverse split amendment is implemented are based upon (1) the actual costs to the Company of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (ii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company's public reporting company status. In some instances, Company management's estimates were based on information provided by others or upon verifiable assumptions. For example, its auditors have informed the Company, informally, that there will be a reduction in auditing fees if the Company ceased to be public. In addition, there will be limited need for legal counsel for SEC matters and no need for a financial printer if the Company no longer files reports with the SEC. Other estimates were more subjective (e.g., the savings in transfer agent's fees that could be expected because of the estimated 90% reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by the Company's private status, the need for fewer directors' meetings (and the consequent reduction in associated expenses), and the reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, edgarizing, telephone and fax charges associated with SEC filings, and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders).

        The estimates set forth above are just that—estimates, and the actual savings to be realized may be higher or lower than estimated above. The Company expects that if it becomes private before its Report on Form 10-K for the year ended December 31, 2003 is otherwise due, then it will not be required to file such Report and as a result a portion of the estimated savings could be realized in 2004 due to reductions in audit and legal fees associated with the preparation of the Report. In addition, the Company expects the various costs associated with remaining a public company will continue to increase as a result of enactment of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to the legislation. Based on the Company's size and resources, the Board does not believe the costs associated with remaining a public company are justified. In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and all of its shareholders to eliminate the administrative burden and costs associated with these small record accounts.

Recommendation of the Board; Fairness of the Transaction

        The Board unanimously determined that the transaction, taken as a whole, is fair to, and in the best interests of the Company and its shareholders, including unaffiliated shareholders, as discussed below, regardless of whether a shareholder receives cash in lieu of fractional shares, shares of new common stock, or both cash and shares of new common stock. The Board also believes that the process for approving the transaction is procedurally fair. The Board recommends that shareholders vote for approval and adoption of the reverse split amendment.

        The Board has retained for itself the absolute authority to reject (and not implement) the reverse split amendment (even after approval of the amendment) if it determines subsequently that the reverse split amendment is not then in the best interests of the Company and its shareholders. If for any reason the reverse split amendment is not approved, or, if approved, is not implemented, the common stock will not be deregistered until such time as the Company otherwise is eligible to do so.

        As discussed above, the Board considered one alternative to the reverse split, but ultimately approved the reverse split structure. Please see "Special Factors—Background of the Transaction" beginning on page 11.

        The Board considered a number of factors in determining whether it was in the best interests of, and fair to, the Company and its shareholders to undertake a transaction to reduce the number of shareholders to fewer than 300 record holders in order to terminate the registration of its common stock under the 1934 Act. The Board did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:

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  Current and Historical Market Prices of the Company's Common Stock.    The Company's common stock is quoted on the OTC Bulletin Board, but is thinly traded. During the 12 months prior to the public announcement of the proposed transaction, the stock traded infrequently with reported trades occurring on only 141 days with an average trading volume on those days of approximately 4,978 shares per day.

    The Board also reviewed high and low sales prices for the common stock from January 1, 2002 to November 5, 2003, which ranged from $0.75 to $3.34 per share. You should read the discussion under "Financial Information—Market Prices of the Common Stock" on page 59 for more information about our stock prices. The last sale price of the Company's common stock on November 13, 2003, the day before we announced the going-private transaction, was $2.00. The majority of recent trades have been at prices significantly below the $3.00 per share price offered in this transaction. Accordingly, the Board believes the market price analysis supports its determination that the transaction is fair to shareholders.

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  Net Book Value.    As of September 30, 2003, the book value per common share was $2.95. In connection with its deliberations, the Board did not consider the Company's liquidation value. The Board did not view the Company's liquidation value to be a relevant measure of valuation given that the consideration in the transaction exceeds the book value per common share of the Company, and the Board's financial adviser determined in conjunction with the Company's management that a liquidation analysis would not derive a value in excess of book value. However, book value per common share is an historical accounting value which may be more or less than the net market value of the Company's assets after payment of its liabilities, and a liquidation could produce a higher value than book value per common share.

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  Going Concern Value.    In determining the cash amount to be paid to cashed-out shareholders in the transaction, the Board considered the value of the Company's shares on the basis of a going concern as presented in its financial advisor's report, without giving effect to any anticipated effects of the transaction. Also, the Board did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of the Company, believing that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of the Company and having no reason to believe that the sum of the values of the parts would exceed the value of the whole. In considering the going concern value of the Company's shares, the Board adopted the analyses and conclusions of its financial advisor, which indicated a share price range of $2.75 - $3.25 and which are described below under "Special Factors—Opinion and Report of the Financial Advisor" beginning on page 19. Accordingly, the Board believes the going concern analysis supports its determination that the transaction is fair to shareholders.

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  Earnings.    The Board reviewed historic earnings of the Company for the previous three years and for the first three quarters of 2003 and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the three years ended December 31, 2000, 2001 and 2002, the Company reported net (loss) income of $(15,361,000), $4,366,000 and $6,123,000, respectively. For the quarter and nine months ended September 30, 2003, the Company reported net (loss) income of $(1,539,000) and $637,000, respectively. The Board believes the earnings analysis supports its determination that the transaction is fair to shareholders.

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  Prices at which the Company and its Affiliates have purchased shares in the past two years.    The Board took account of the fact that, in an effort to reduce the cost of providing annual reports and materials to shareholders, the Company had purchased an aggregate of

    15,646 shares of the Company's common stock for $2.50 per share in an odd-lot tender offer to holders of 99 or fewer shares of the Company's common stock that was announced on April 14, 2003, was extended on June 4, 2003, and terminated on July 31, 2003. The transaction price of $3.00 per share is consistent with the prices of recent purchases by the Company. Accordingly, the Board believes this analysis supports its determination that the transaction is fair to shareholders.

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  Opinion of the Financial Advisor.    The Board considered the opinion of Capitalink, L.C. rendered to the Board on November 6, 2003 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the going private transaction is fair, from a financial point of view, to the Company's shareholders, including unaffiliated shareholders and shareholders who will receive cash as well as those who will retain their shares after the transaction. For more information about the opinion you should read the discussion below under "Special Factors—Opinion and Report of the Financial Advisor" beginning on page 19 and a copy of the opinion of Capitalink attached as Appendix A to this proxy statement. The transaction price falls within the range of prices referenced in the financial advisor's opinion. Accordingly, the Board believes the opinion of the financial advisor supports its determination that the transaction is fair to shareholders.

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  Opportunity to Liquidate Shares of common stock.    The Board considered the opportunity the transaction presents for shareholders owning fewer than 1,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of the Company's common stock, at a price that represents a premium over recent trading prices. The Board believes this opportunity is a benefit to shareholders, and, accordingly, that availability of this opportunity supports its determination that the transaction is fair to shareholders.

        At the Board's meeting on November 6, 2003, Capitalink, L.C. presented the financial analyses supporting their fairness opinion. The Board had an opportunity to ask questions and discuss each of the analyses individually. After careful consideration of these factors, the Board concluded that $3.00 per share was not only a fair price to shareholders being cashed-out, but also to shareholders remaining after the transaction after taking into account the pro forma analysis which examines the effect of the transaction on the Company itself.

        The Board also considered the fact that, in addition to the deregistration of the Company's common stock under the 1934 Act as a result of the transaction, the stock would cease to be quoted on the OTC Bulletin Board. However, the Board determined that the current limited market for shares of the Company's common stock provides little benefit to the Company's shareholders. The Board also recognized that the consideration to be paid to the cashed-out shareholders in the transaction reflected a substantial premium over recent trading prices for the Company's stock.

        The Board did not seek, and is not aware in the last two years of any, proposals from any unaffiliated persons for the merger or consolidation of the Company, or for the sale or other transfer of all or substantially all of the Company's assets, or for the sale or other transfer of securities of the Company that would enable the holder to exercise control of the Company. In making its fairness determination, the Board considered the transactions discussed below under "Special Factors—Possible Corporate Transactions" beginning on page 34. Capitalink was also aware of these transactions and factored them into its analysis in giving its opinion.

        The Board believes that in its business judgment the transaction is substantively fair to all shareholders. Present shareholders (including those whose shares are expected to be cashed-out) and investors generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in the Company with that of other available investments.

        As part of its evaluation, the Board focused on, among other things, the fairness of the transaction to unaffiliated holders of fewer than 1,000 shares of common stock who will receive a price per share in cash in lieu of fractional shares of $3.00.

        The Board also believes that the transaction is procedurally fair to unaffiliated shareholders because, among other things:

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  The reverse split is being effected in accordance with all applicable requirements of South Carolina law and our organizational documents.

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  The transaction is being submitted to a vote of Company shareholders and is subject to the approval of holders of two-thirds of the Company's outstanding shares of common stock, recognizing that shareholders to be cashed out in the transaction hold a nominal percentage of the vote.

  •
  Shareholders who will be cashed-out may exercise dissenters' rights under South Carolina law and receive payment for the fair value of their shares in accordance with the law if they are dissatisfied by the $3.00 per share value and comply with the procedures specified by the law.

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  Other than the expressed intent of our directors and executive officers to vote their shares of common stock for the reverse split amendment, the Company has not obtained any prior assurances from any of its shareholders regarding the vote on the reverse split amendment.

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  Between the date of this proxy statement and the effective date of the reverse split, all of our shareholders will have an opportunity to adjust the number of shares of common stock they will own as of the effective date. In this way, holders who would otherwise be cashed out can become continuing holders and holders of more than 1,000 shares can divide or otherwise adjust their holdings into amounts of fewer than 1,000 shares.

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  The approximately 2% decrease in the net book value per share that remaining unaffiliated shareholders may encounter and the reduction in available information about the Company will be offset by the approximately 4% increase in beneficial ownership that may be experienced by remaining unaffiliated shareholders.

        The Board also took into consideration the following additional factors:

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  Although holders of shares that are cashed out in lieu of issuance of fractional shares will receive cash consideration for their shares, the remaining shareholders will bear the burden of the expenses of the transaction, reduced liquidity and greater uncertainty regarding the price they may receive for their shares in the event they attempt at some later date to liquidate their investment of common stock.

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  As of the effective date, record and beneficial shareholders who own fewer than 1,000 shares of common stock are expected to account for approximately 1% and 3%, respectively, of our outstanding capital stock.

        After consideration of all the facts, all of the directors determined that the proposed reverse split amendment, taken as a whole, is fair to, and in the best interests of the Company and all of its shareholders.

        The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board determined that any such voting requirement would usurp the power of the holders of two-thirds of the Company's outstanding shares to consider and approve the proposed amendment as provided under South Carolina law and the Company's Articles of Incorporation.

        No independent committee of the Board has reviewed the fairness of the transaction. No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the transaction or preparing a report covering the fairness of the transaction was retained by the Company or by a majority of directors who are not employees of the Company.

        The Company has not made any special provision in connection with the transaction to grant unaffiliated shareholders access to the Company's corporate files or to obtain counsel or appraisal services at the Company's expense. With respect to unaffiliated shareholders' access to the Company's corporate files, the Board determined that this proxy statement, together with the Company's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the transaction. The Board also considered the fact that under South Carolina corporate law, and subject to certain conditions set forth under South Carolina law, shareholders have the right to review the Company's relevant books and records of account. The Board did not consider these steps necessary to ensure the fairness of the transaction proposal. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. The Board noted the fact that the financial advisor engaged by the Company considered and rendered its opinion as to the fairness of the consideration payable in the transaction, from a financial point of view, to the Company's shareholders, including shareholders who will receive cash and those who will retain their shares after the transaction.

        After consideration of the factors described above, the Board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative, or special provisions for access to corporate files.

        Although shareholders who are not cashed out in the transaction will indirectly bear the transaction costs associated with taking the Company private, the Board believes that such expenses will be offset by the anticipated savings of approximately $440,000 on an annual basis once the Company is private. None of the directors is expected to adjust his holdings so as to become a cashed-out shareholder, but the Board believes that it has acted in accordance with its legal duties to the Company and its shareholders.

Opinion and Report of the Financial Advisor

        The opinion of Capitalink, L.C., is included with this proxy statement as Appendix A. The report of Capitalink will be made available for inspection and copying at the Company's principal executive offices during its regular business hours by any interested common shareholder of the Company or any representative of the shareholder designated by the shareholder in writing. Upon written request, the Company will furnish a copy of the report to any interested common shareholder of the Company, or any representative designated by the shareholder in writing, at the expense of the requesting shareholder. The report has also been filed with the SEC as an exhibit to the Company's Transaction Statement on Schedule 13E-3. Capitalink consented to filing of its report with the Schedule 13E-3.

        The Board of Directors of the Company engaged Capitalink as financial advisor and to render an opinion as to the fairness, from a financial point of view, to the Company's shareholders of a proposal by the Company to undertake a 1-for-1,000 reverse stock split in which all shareholders whose shares are converted into less than one whole share will receive a $3.00 per share cash payment. On November 6, 2003, Capitalink made a presentation to the Board of Directors setting forth its financial analyses regarding the transaction and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the transaction is fair, from a financial point of view, to the Company's shareholders. Subsequently, Capitalink delivered its written opinion.

        THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK, L.C. DATED NOVEMBER 6, 2003 IS ATTACHED AS APPENDIX A, AND IS INCORPORATED BY REFERENCE. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS

CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS TRANSACTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

        No limitations were imposed by the Company on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The opinion was for the use and benefit of the Board of Directors in connection with its consideration of the transaction and was not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the transaction. Capitalink was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the transaction. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategy that might exist for the Company.

        In undertaking its analysis and in arriving at its opinion, Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed documents relating to the transaction; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and the draft Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; (iii) reviewed and analyzed a range of fractional share consideration at various possible per share prices, a range of pro forma shares outstanding at various reverse split ratios, a range of pro forma common book values per share and a range of pro forma earnings per share; (iv) reviewed and analyzed the Company's projected unlevered free cash flows and prepared discounted cash flows; (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of the Company; (vii) reviewed and analyzed recent transaction premiums paid in going-private transactions involving a reverse stock split; (viii) reviewed and analyzed the premiums implied by the fractional share consideration; (ix) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (x) considered the historical financial results and present financial condition of the Company; (xi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xii) inquired about and discussed the transaction and other matters related thereto with Company management, the Board of Directors and its legal counsel; and (xiii) performed such other analyses and examinations as were deemed appropriate.

        In undertaking its analysis and in arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and Capitalink has further relied upon the assurances of the Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Capitalink has not made a physical inspection of the properties and facilities of the Company and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. Capitalink has assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the 1934 Act, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the receipt of the fractional share consideration will be a taxable event to the Company's shareholders that receive such consideration. Capitalink assumed that the transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the shareholders of the Company.

        Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 6, 2003. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

        The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

        Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the transaction to the Company's shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

        The financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink's financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink's financial review and analyses.

        Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered.

        Pro Forma Transaction Overview.    Capitalink presented a pro forma transaction review in order to determine the affect of the transaction, on the Company's shareholder distribution, common book value per share, and earnings per common share. In addition, Capitalink estimated the aggregate fractional share consideration given a range of possible reverse split ratios and fractional share prices.

        Capitalink noted that the Company currently has 924 and 2,358 record and beneficial shareholders, respectively. It was further noted that shareholders owning less than 1,000 shares represent approximately 90% and 81% of record and beneficial shareholders, respectively, and such holders own approximately only 1% and 3%, respectively, of the Company's common stock.

        Valuation Overview.    The following table provides a summary of the range of indicated values for the Company for each of the analyses used by Capitalink.

Methodology	Indicated Common Stock Price
Discounted Cash Flow Analysis
LTM Revenue Terminal Multiple	$2.68	-	$3.38
LTM EBITDA Terminal Multiple	$2.74	-	$3.43
Perpetual Growth Method	$2.66	-	$3.84
Indicated Reference Range	$2.69	-	$3.55
Comparable Company Analysis
Market Value as multiple of:
Net Tangible Equity 9/30/03	$2.41	-	$2.82
Total Invested Capital as multiple of:
LTM Revenue 9/30/03	$1.64	-	$2.26
Average Revenue (FY2001-LTM 2003)	$3.18	-	$4.17
Average EBITDA (FY2001-LTM 2003)	$1.33	-	$2.21
Average EBIT (FY2001-LTM 2003)	$0.98	-	$1.67
Indicated Reference Range	$1.91	-	$2.63
Comparable Transaction Analysis
Market Value as multiple of:
Net Common Equity 9/30/03	$2.31	-	$3.47
Total Invested Capital as multiple of:
LTM Revenue 9/30/03	$1.41	-	$2.47
Average Revenue (FY2001-LTM 2003)	$2.82	-	$4.50
Average EBITDA (FY2001-LTM 2003)	$1.21	-	$1.35
Indicated Reference Range	$1.94	-	$2.95
Reverse Stock Split Premiums Analysis
Prior One Day	$2.90	-	$3.37
Prior 5 Day	$2.67	-	$3.06
Prior 30 Day	$2.84	-	$2.90
Indicated Reference Range	$2.80	-	$3.11
Net Book Value Review (as of 9/30/03)
Net Book Value Per Common Share	$2.95
Net Tangible Book Value Per Common Share	$2.47

        Financial Performance Analysis.    Capitalink undertook analyses of the historical and projected financial data of the Company in order to understand and interpret its operating and financial performance and strength.

        Capitalink reviewed the Company's historical financial data for the five fiscal years ("FY") ended December 31, 2002, and the nine months ended September 30, 2003. In addition, Capitalink reviewed the Company's projections for the FY ending December 31, 2004 through December 31, 2008. The Company's historical revenues and earnings have been adjusted to remove any unusual or extra-ordinary sources of revenue and expenses. The adjusted financial statements provide a more accurate portrayal of the Company's underlying earnings. Capitalink noted the following:

        Revenue for the Company fell significantly over the reviewed period—from a high of $108.3 million in FY1999 to $29.4 million for the last twelve months ("LTM") ended September 30, 2003. The fall in revenues was primarily due to several factors including the discontinuation of two of its unprofitable, nonstandard automobile insurance operations in Nashville (Graward) and South Carolina. In addition, the sale of the Company's NFIP business, the discontinuation of the HDC workers compensation program and other unprofitable service lines, and the Company's problems with respect to the SCDOI administrative order, have also contributed to the fall in revenues and earnings.

        The Company's adjusted earning before interest, taxes, depreciation and amortization ("EBITDA") has been extremely volatile over the past five years and has ranged from a high of $4.8 million for FY2001 to $(3.9) million for FY2000. The EBITDA for the LTM ended September 30, 2003 was $(1.2) million. The Company's losses in FY2000 were primarily attributable to the unprofitable nonstandard automobile insurance operations in Nashville and South Carolina, which have since been discontinued.

        The Company's common shareholders equity has also improved significantly from $11.9 million as of December 31, 2000 to $23.1 million as of September 30, 2003. The improvement in the Company's common shareholders equity is primarily a result of several unusual items including the gain on the sale of stock in Insurance Services Offices, Inc. of $2.1 million, the gain on the sale to The Hartford, and the sale and leaseback of the corporate office building. The Company's net book value and net tangible book value per common share as of September 30, 2003 was $2.95 and $2.47, respectively.

        Market Performance Analysis.    Capitalink utilized a historical stock price analysis to review and compare the Company's stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of the Company's common stock in the public trading markets.

        Capitalink reviewed the daily closing market price and trading volume of the Company's common stock over the one-year look-back period ending November 3, 2003. Capitalink compared the daily closing market price performance of the Company's common stock to both the Comparable Companies (as defined below) and the Russell 3000 Index for both periods. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth.

        Capitalink noted the following characteristics of the Company's common stock:

  •
  Has experienced limited liquidity with the average and median daily number of shares traded was 4,679 and 1,200 respectively. It was further noted that there was no volume on 69 trading days or approximately 27.3% of the available trading days;

  •
  The Company's average share price was $1.57 and ranged from a high of $2.05 to a low of $1.05 over the period. The Company's common stock closed at $2.00 on November 3, 2003.

  •
  The Company's common stock increased 70.9%, while the Comparable Companies index rose 45.2% and the Russell 3000 Index rose 20.4%.

        Discounted Cash Flow Analysis.    Capitalink performed discounted cash flow analyses, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period is comprised of the five fiscal years ending December 31, 2008, and such projections were derived from financial information and operating data provided by the Company.

        In order to arrive at a present value, Capitalink utilized discount rates ranging from 14.5% to 16.5%. This was based on an estimated weighted average cost of capital of 15.7% (based on the Company's 4.9% cost of preferred stock and 19.5% estimated cost of equity).

        Capitalink presented a range of terminal values at the end of the forecast period by applying a range of multiples to each of the Company's fiscal 2008 projected revenue and EBITDA. In addition, Capitalink presented a perpetual growth scenario whereby ranges of growth rates were applied to the Company's fiscal 2008 projected free cash flows in order to determine a terminal value, rather than multiples.

        In each of the scenarios noted above, a range of total invested capital ("TIC") values was derived for the Company. The results of the discounted cash flow analysis under the three terminal value scenarios were as follows:

  •
  Utilizing the revenue terminal scenario (range of 0.65 times to 0.75 times), Capitalink calculated a range of indicated TIC values from $29.4 million to $35.0 million.

  •
  Utilizing the EBITDA terminal scenario (range of 7.0 times to 8.0 times), Capitalink calculated a range of indicated TIC values from $29.9 million to $35.4 million.

  •
  Utilizing a perpetual growth scenario (growth rates of 5.0% to 6.0%), Capitalink calculated a range of indicated TIC values from $29.2 million to $38.7 million.

        The indicated TIC values above were then reduced by the Company's preferred stock of $8.0 million to arrive at an indicated equity value range.

        Taking into account the TIC value ranges in all three terminal value scenarios, the Company's preferred stock of $8.0 million, and common stock equivalents of 7.98 million, including in-the-money ("ITM") options, Capitalink determined a range of indicated common stock shares prices of between $2.69 and $3.55.

        Selected Comparable Company Analysis.    Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics.

        The selected comparable company analysis compares the trading multiples of the Company with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Capitalink located six companies that it deemed comparable to the Company with respect to their industry sector and operating model (the "Comparable Companies"). All of the Comparable Companies are small regional based insurance companies that write property and casualty insurance and are classified under SIC 6331 (fire, marine, and casualty insurance), which includes insurance related to automobiles, burglary and theft, property damage, fire, marine, and workers compensation.

        The Comparable Companies utilized were: Direct General Corp., Merchants Group, Inc, 21st Century Holding, National Security Group, Unico American Corp., and Hallmark Financial Services. Based on size (in terms of TIC value and revenues), the Company is in the lower range of the Comparable Companies. As of November 3, 2003, the total invested capital for the Comparable Companies ranged from approximately $25.6 million to approximately $817.1 million and revenue ranged from approximately $45.9 million to approximately $259.3 million. In comparison, the Company had TIC and revenue for the LTM period June 30, 2003 of approximately $23.6 million and $45.7 million, respectively.

        Capitalink reviewed certain financial information relating to the Company in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink's analysis was deemed to be identical or directly comparable to the Company; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

        Based on publicly available information, Capitalink reviewed financial information for each of the Comparable Companies that included among other things: market value, TIC value (defined as market value plus interest bearing debt and preferred stock), revenue, EBITDA, earnings before interest and taxes, earnings per share ("EPS"), total assets, common equity, net tangible common equity, and selected financial ratios. Capitalink compared the financial operating data and ratios to the Company.

        For comparison purposes, operating profits including EBITDA for the Comparable Companies and the Company were normalized to exclude unusual and extraordinary expenses and income.

        Capitalink noted that the EBITDA margin for the Company was at the low end of the Comparable Companies (5.1% compared with a range of 4.7% to 28.4%). In addition, the average change in revenues for the latest financial year for the Comparable Companies was an increase of 14.4%, compared with a fall of 5.2% for the Company. For the nine months ended September 30, 2003, total revenues for the Company fell approximately 49.0% compared to the same period last year with a negative EBITDA of approximately $1.8 million. This information has not been released into the public domain as of November 3, 2003 and is therefore not reflected in the Company's share price.

        Capitalink expects the Company's valuation multiples to be below the Comparable Companies' due to the smaller size of the Company, significant decline in revenues, risks with respect to the Company's ability to write policies in the future, ability to obtain additional profitable contracts for Insurance Network Services, Inc., and legal risks with respect to the Human Dynamics Corporation workers' compensation program. In addition, many of the Comparable Companies have favorable AM Best ratings. Only one of the Company's subsidiaries has an AM Best rating (UIC has a rating of C+), which continues to affect their respective abilities to grow business.

        Taking into account preferred stock of $8.0 million and common stock equivalent of 7.98 million shares, Capitalink calculated a range of indicated common stock shares price as follows:

		Selected Multiple			Indicated Common Stock Price
	Statistic	Low	-	High	Low	-	High
Market Value Multiple
Net Tang Equity 9/30/03	$19,272	1.0x	-	1.2x	$2.41		$2.82
TIC Multiple
LTM Revenue 9/30/03	$29,387	0.72x	-	0.89x	$1.64	-	$2.26
Avg Revenue (FY2001-LTM 2003)	$46,606	0.72x	-	0.89x	$3.18	-	$4.17
Average EBITDA (FY2001-LTM 2003)	$2,326	8.0x	-	11.0x	$1.33	-	$2.21
Average EBIT (FY2001-LTM 2003)	$1,757	9.0x	-	12.1x	$0.98	-	$1.67
Indicated Reference Range					$1.91	-	$2.63

        As noted above, none of the Comparable Companies is identical or directly comparable to the Company. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly-traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

        Selected Comparable Transaction Analysis.    Capitalink utilized the selected comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies which are in related industries to the Company, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

        Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be material for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

        Capitalink located thirteen transactions announced since May 2000 involving target companies in related industries to the Company (the "Comparable Transactions") and for which detailed financial information was available. Target companies were involved in the writing of property and casualty insurance and were classified under SIC 6331 (fire, marine and casualty insurance).

Acquiror	Acquiree
Comp Management Inc.	Octagon Risk Services
Donegal Group, Inc.	La Mars Mutual Insurance Co. of Iowa
Strongwood Ins Holdings	Sequoia Ins Co.
Fiserv Inc.	Insurance Management Solutions Group
Hallmark Financial	Phoenix Indemnity Insurance Co.
Kingsway Financial Services	American Country Holdings
Alleghany Group, Inc.	Front Royal, Inc.
Hub Int'l Ltd.	Kaye Group, Inc.
American National Ins.	Farm Family Holdings Inc.
State Auto Financial Corp.	Meridan Insurance Group, Inc.
Private Group	Chandler Insurance Co. Ltd.
American International Group	HSB Group
Westfield Co's	Old Guard Group, Inc.

        Based on the information disclosed with respect to the targets in each of the Comparable Transactions, Capitalink calculated and compared total price paid as a multiple of net common equity, and TIC values as multiples of LTM revenue, LTM EBITDA and total assets.

        As with the Comparable Company analysis, the Company's unique characteristics, declining revenue, regulatory risk, America's Flood Services, Inc.'s contract risk and legal risk with the Human Dynamics Corporation workers' compensation program would suggest the Company be valued below the average of the Comparable Transaction multiples. Based on the selected multiple ranges, Capitalink calculated a range of TIC values between $22.4 million and $30.1 million for the Company. After deducting preferred stock of $8.0 million and dividing by approximately 7.98 million shares outstanding (including ITM options), Capitalink calculated a range of indicated common stock prices of between $1.94 and $2.95.

		Selected Multiple			Indicated Common Stock Price
	Statistic	Low	-	High	Low	-	High
Market Value Multiple
Net Common Equity 9/30/03	$23,085	0.8x	-	1.2x	$2.31	-	$3.47
TIC Multiple
LTM Revenue 9/30/03	$29,387	0.65x	-	0.94x	$1.41	-	$2.47
Average Revenue (FY2001-LTM2003)	$46,606	0.65x	-	0.94x	$2.82	-	$4.50
Average EBITDA (FY2001-LTM 2003)	$2,326	7.6x	-	8.1x	$1.21	-	$1.35
Indicated Reference Range					$1.94	-	$2.95

        None of the Comparable Transactions are identical to the transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.

        Reverse Stock Split Premiums Analysis.    The reverse stock split premiums analysis involves the comparison of the premium derived in the fractional share consideration to cash-out premiums in other reverse stock split transactions where the objective was to affect a going-private transaction.

        Capitalink reviewed nine reverse stock split transactions since March 2003 and calculated the mean and median of the one day, five day and 30 day premiums. Excluding the outlier of Telesoft Corp., the mean and median premiums were 76.7% and 68.6%, respectively, for the one-day premium, 80.3% and 65.4%, respectively, for the five-day premium, and 77.4% and 45.2%, respectively, for the 30-day premium.

        Capitalink also noted that the majority of the companies reviewed had an implied market capitalization of below $10.0 million (seven of the nine companies reviewed). Garden State Vinters and Cal-Maine Foods, Inc., had implied market valuations of $309.1 million and $86.6 million, respectively. The average premiums for these two companies ranged from 44.8% for the one-day premium to 42.2% for the 30-day premium.

        Based on the premiums paid, Capitalink derived an indicated range of per share market values for the Company using the prior one-day, five-day and 30-day share price as of November 3, 2003 as follows:

					Indicated Common Stock Price
	Statistic	Low	-	High	Low	-	High
Prior One Day	$2.00	44.8%	-	68.6%	$2.90	-	$3.37
Prior Five Day	$1.85	44.3%	-	65.4%	$2.67	-	$3.06
Prior 30 Day	$2.00	42.2%	-	45.2%	$2.84	-	$2.90
Indicated Reference Range					$2.80	-	$3.11

        None of the reverse split transactions in the reverse split premiums analysis is identical to the transaction. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the respective acquisition values.

        Premiums Paid Analysis.    The premiums paid analysis involves the comparison of the transaction to the average closing price of the Company's common stock over varying time periods prior to November 3, 2003.

        For the periods presented, the transaction represents a significant premium over the average closing share price for each respective period.

        In addition, the daily premium or discount of the transaction to the daily stock price over the period November 1, 2002 to November 3, 2003 was graphed. During the one-year period graphed and reviewed, the transaction represented a premium for most of the daily share prices.

        Capitalink performed a variety of financial and comparative analyses for the purpose of rendering the Capitalink opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with the Company's Board of Directors, it does not purport to be a complete description of the presentations by Capitalink to the Company's Board of Directors or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of the Company. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the transaction, from a financial point of view, to the Company's shareholders, and were provided to the Company's Board of Directors in connection with the delivery of Capitalink's opinion.

        Capitalink has received a fee of $75,000 in connection with the preparation and issuance of its opinion. In addition, the Company has agreed to pay Capitalink monthly advisory and consulting fees of $12,500 until the earlier of closing of the transaction or February 25, 2004. As of December 31, 2003, Capitalink had been paid a total of $125,000 plus out of pocket expenses of $2,605. The Company has also agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes.

        Projections, Estimates and Forecasts Provided to Capitalink by the Company.    In connection with the transaction, the Company's management provided Capitalink with information about the Company that is not publicly available, including financial projections. These projections are included in the financial information set forth below, which includes the material financial information provided to Capitalink. The Company does not, as a matter of course, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. These projections are included in this proxy statement only because they were furnished by the Company's management to Capitalink in connection with the transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis and opinion of Capitalink and for no other purpose.

        The financial projections necessarily make many assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of reinsurance, catastrophe predictions and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. The Company cannot predict whether the assumptions made in preparing the projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. With the exception of the review of this prospective financial information by Capitalink in connection with its fairness opinion, neither the Company's independent auditors nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to this prospective financial information, nor have they expressed any opinion or any form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

	Summary Unaudited Financial Projections For the year ended December 31 (in thousands):
	2004	2005	2006	2007	2008
Premiums earned	$18,279	$21,886	$24,959	$28,238	$31,661
Commission and service income	22,106	25,007	23,097	24,887	27,429
Net investment income	1,641	1,695	1,751	1,808	1,867
Other income	557	610	665	701	751

Total revenues	42,583	49,198	50,472	55,634	61,708

Losses and loss adjustment expenses	12,344	14,338	16,243	18,219	20,342
Other operating costs and expenses	30,300	32,181	32,078	33,884	35,570

Total expenses	42,644	46,519	48,321	52,103	55,912

Net (loss) income	$(61)	$2,679	$2,151	$3,531	$5,796

        The financial projections set forth above are based on the following assumptions, which represent our material assumptions in connection with the projections:

  •
  Growth in written premium volumes resulting from the development and expansion of our 2003 start up nonstandard automobile and homeowners programs as well as the expansion of our commercial lines operations.

  •
  Growth in commission and service income in 2004 and 2005 resulting from two additional service contracts beginning in 2004. Net decrease in commission and service income in 2006 resulting from the expiration of an existing claims administration services agreement. Growth in commission and service income in 2007 and 2008 resulting from premium growth of service contracts added in 2004.

  •
  Consistent, nominal increases in net investment income as a result of an increasing investment base and rates of return.

  •
  Increases in other income primarily as a result of policy fees associated with the growth in written premium.

  •
  Stable, consistent loss ratios without significant favorable or adverse runoff reserve development. Consistent costs of reinsurance and no material catastrophes.

  •
  Gradual reduction in the ratio of other operating costs and expenses to premiums earned as a result of an increasing revenue base.

Cash Payment In Lieu of Fractional Shares

        If the transaction occurs, each shareholder of record holding less than 1,000 shares of common stock immediately prior to the reverse split, and each beneficial owner to which its broker or nominee extends the offer, will be entitled to receive, in lieu of the fraction of a share resulting from the reverse split, cash in the amount of $3.00 multiplied by the number of shares of common stock held by such shareholder immediately prior to the reverse split. Each shareholder of record holding 1,000 or more shares of common stock immediately prior to the reverse split will be entitled to receive (if applicable), in lieu of any fraction of a share resulting from the reverse split, cash in the amount of $3.00 multiplied by the number of shares of common stock held by such shareholder immediately prior to the reverse split that are not evenly divisible by 1,000 and as to which a fraction of a share of common stock would otherwise be issuable after giving effect to the reverse split. For example, a shareholder with 3,287 shares will receive cash payment for 287 shares. All amounts payable to shareholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by shareholders in connection with the transaction. The Company will not pay interest on cash sums due to any shareholder pursuant to the transaction.

        Promptly following the consummation of the reverse split on the effective date, the Company will mail a letter of transmittal to each shareholder of record. The letter of transmittal will contain instructions for the surrender of common stock certificates to the Company's exchange agent in exchange for, as applicable, new stock certificates and a cash payment in lieu of the fractional share into which each such holder's shares of common stock were converted in the reverse split. No cash payment will be made to any such shareholder until he has surrendered his outstanding certificate(s), together with the letter of transmittal, to the Company's exchange agent. No interest will be paid on the cash payment for fractional shares. See "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Stock Split of the Common Stock Exchange of Stock Certificates" beginning on page 47.

        The Board has retained for itself the absolute authority to reject (and not implement) the reverse split amendment (even after approval thereof) if it determines subsequently that the reverse split amendment is not then in the best interests of the Company and its shareholders.

Sources of Funds and Financial Effect of the Transaction

        The transaction and the use of approximately $2,418,000 cash to complete the reverse split, which includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares, are not expected to have a long term material adverse effect on the Company's capitalization, liquidity, results of operations or cash flows. However, the transaction and expenditures are expected to have an adverse effect on the Company's short term financial position for at least a period of twelve months. Because the actual number of fractional shares which will be purchased by the Company and the total price to be paid in lieu of fractional shares are unknown at this time, the total cash to be paid for fractional shares is estimated to be approximately $2,139,000.

        The Company may use working capital, proceeds from the sale of assets, or borrowings to cover the costs of the transaction. The Company expects that it would be able to borrow funds on acceptable terms if it desires or needs to do so, but it does not have any existing commitments from lenders to loan funds to the Company to pay the costs of the transaction and cannot be certain that it would be able to obtain funds from lenders. Any borrowings would likely be personally guaranteed by Charles H. Powers, the Company's Chief Executive Officer, Chairman of the Board and principal shareholder, and would be expected to be repaid from the Company's cash flow from operations, which would be expected to increase because of recurring cost savings as a result of the transaction, or from the sale of Company assets.

        The expenses of the transaction, all of which will be paid by the Company, are expected to total approximately $279,000 as follows:

Filing fees	$500
Legal fees	100,000
Accounting fees	8,000
Appraisal and consulting fees	150,000
Postage and printing	20,500

Total	$279,000

Effect of the Proposed Reverse Split on Shareholders (both Affiliated and Unaffiliated)

        Shareholders holding fewer than 1,000 shares of common stock.    Upon consummation of the reverse split at 11:59 p.m. (Eastern Time) on the effective date, each shareholder of record holding less than 1,000 shares of common stock immediately prior to the reverse split will have only the right to receive cash in lieu of receiving a fractional share resulting from the reverse split. The equity interest of each such shareholder in the Company will be terminated, and each such shareholder will have no further right to vote as a shareholder or share in the Company's assets, earnings, or profits following the reverse split. It will not be possible for cashed-out shareholders to re-acquire an equity interest in the Company unless they purchase an interest from a remaining shareholder following the reverse split.

        Shareholders holding 1,000 or more shares of common stock.    Upon consummation of the reverse split at 11:59 p.m. (Eastern Time) on the effective date, each shareholder of record holding 1,000 or more shares of common stock immediately prior to the reverse split will continue as a shareholder with respect to the whole share or shares of common stock resulting from the reverse split. Such shareholders will be paid cash for any remaining fractional share interests equal to $3.00 for each share of common stock they held immediately before the split in numbers that are not evenly divisible by 1,000. Each such shareholder will continue to share in the Company's assets, earnings or profits, if any, to the extent of their respective ownership of common stock following the transaction.

        For shareholders of record who hold 1,000 or more shares of common stock immediately prior to the reverse split, the net effect of the transaction will be a 1-for-1,000 reverse split of the common stock. Except for the payment of cash in lieu of fractional shares to holders of shares holding greater than 1,000 shares, after the transaction such shareholders will hold 1/1,000 as many shares of common stock as such shareholders held immediately prior to the reverse split. In addition, excluding the reduction in outstanding shares of common stock due to the payment of cash for all fractional shares resulting from the reverse split, the Board has no plans to further decrease the total number of outstanding shares of common stock.

        If the reverse split is effected, the Company intends to promptly terminate the registration of its common stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Potential detriments to those remaining Company shareholders if the reverse split is effected include substantially less access to information about the Company, decreased liquidity for the common stock and a diminished ability for the Company to raise capital in the public securities markets.

        NOTE: If you want to continue to hold the Company's stock after the transaction, you may do so by purchasing a sufficient number of shares of the Company common stock on the open market prior to the effective time of the transaction so that you hold at least 1,000 shares at the effective time of the transaction. Conversely, if you own 1,000 shares or more but want to take advantage of the opportunity to receive cash for your shares, you could attempt to sell some of your shares to reduce your holdings below 1,000 shares, or you could divide your shares among different record holders so that fewer than 1,000 shares are held in each account.

        The Company intends for shareholders holding common stock in street name through a nominee (such as a bank or broker) to be treated in the transaction in the same manner as shareholders whose shares are registered in their names. However, nominees are not required to comply with the Company's instructions. Furthermore, nominees may have different procedures and shareholders holding common stock in street name should contact their nominees with any questions about the nominees' procedures.

Interests of Executive Officers and Directors in the Transaction

        One of the Company's executive officers, who owns an aggregate of 70,037 shares of the Company's common stock, including 18,000 shares underlying options, has indicated to the Company that he intends to sell some or all of his shares of the Company's common stock during the period between the public announcement of the transaction and the effective date. In addition, other of the Company's executive officers have indicated their intention to divide their shares among different record holders so that fewer than 1,000 shares are held in each account and all of the shares would be converted to fractional share interests, so that the holders would receive cash in lieu of fractional shares. Also, 144,320 shares of the Company's common stock held by the Company's 401(k) Plan that will purchased by the Company upon the effectiveness of the transaction are owned by executive officers.

        As a result of the reverse split, assuming that the shares of the Company's common stock held by the Company's 401(k) Plan are purchased by the Company, but that none of the other potential transfers described in the foregoing paragraph are made, it is expected that the percentage of beneficial ownership of outstanding shares of common stock of the Company held by executive officers and directors of the Company as a group will increase from 55% to approximately 58% after the reverse stock split, based on shares outstanding on October 24, 2003.

Effect of the Proposed Reverse Split on Option Holders

        1996 Stock Option Plan for Employees.    Upon effectiveness of the reverse split, the number of shares of common stock subject to outstanding options under the Company's 1996 Stock Option Plan for Employees and the exercise prices will be adjusted in the same proportion as the Company's outstanding stock. If the adjustment would produce fractional shares with respect to any unexercised option, the number of shares subject to the option shall be the next lower number of shares, rounding all fractions downward, and no fractional shares will be issued or issuable. The Company will, as of the effective date of the going private transaction, pay the holder of the option the value of the fractional shares based on the excess, if any, of $3.00 over the exercise price of the shares subject to option prior to the reverse split.

        1995 Stock Option Plan for Independent Agents.    Upon effectiveness of the reverse split, the number of shares of common stock subject to outstanding options under the Company's 1995 Stock Option Plan for Independent Agents and the option price per share will be adjusted in the same proportion as the Company's outstanding stock. As provided in the Plan, the number of shares subject to any outstanding options will be the next lower number of shares, rounding all fractions downward, and no fractional shares will be issued or issuable and no payment for fractional shares will be made.

        1995 Stock Option Plan for Non-Employee Directors.    Upon effectiveness of the reverse split, the number of shares of common stock subject to outstanding options under the Company's 1995 Stock Option Plan for Non-Employee Directors and the exercise prices will be adjusted in the same proportion as the Company's outstanding stock. If the adjustment would produce fractional shares with respect to any unexercised option, the number of shares subject to the option shall be the next lower number of shares, rounding all fractions downward, and no fractional shares will be issued or issuable. The Company will, as of the effective date of the going private transaction, pay the holder of the option the value of the fractional shares based on the excess, if any, of $3.00 over the exercise price of the shares subject to option prior to the reverse split.

Effect of the Proposed Reverse Split on Warrant Holders

        Upon effectiveness of the reverse split, the number of shares underlying each outstanding warrant will be decreased by a factor of 1,000 and the exercise price of each outstanding warrant will be increased by a factor of 1,000 as a result of the reverse split. When warrants are exercised, any fractional shares of common stock that may result from the reverse split will not be issued, rather, we will pay the holder an amount in cash equal to the current market value of the Company's company stock, multiplied by such fraction, all as determined in accordance with the terms of the warrant being exercised.

Effect of the Proposed Reverse Split on 401(k) Plan Participants

        Upon effectiveness of the reverse split, the Company intends to terminate the Company stock fund investment option in the Company's 401(k) Plan, and to repurchase all of the shares of the Company's common stock that are held at that time in the Plan. The purchase price for the shares of common stock held by the Plan will be the then-current fair market value of the shares as determined by the Plan administrator, which will not, in any event, be less than the $3.00 per share price to be paid for fractions of shares resulting from the reverse split. As of December 31, 2003, there were 333,018 shares of the Company's common stock held by the Plan. Participants in the Plan will receive a notice from the Plan administrator with a more detailed explanation of the effects of the proposed reverse split on Plan participants.

Effect of the Proposed Reverse Split on the Company

        The Articles of Incorporation currently authorize the issuance of 17,500,000 shares of common stock and 5,000,000 shares of Company preferred stock. As of the record date, the number of outstanding shares of common stock was 7,816,044 and the number of outstanding shares of preferred stock was 800,000. Based upon the Company's best estimates, if the transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced from 7,816,044 to approximately 7,103 and cash would have been paid for approximately 713,000 pre-split shares, and the number of holders of record of common stock would have been reduced from approximately 924 to approximately 97, or by approximately 827 shareholders.

        The common stock is currently registered under Section 12(g) of the 1934 Act and, as a result, the Company is subject to the periodic reporting and other requirements of the 1934 Act. As a result of the transaction, the Company will have less than 300 holders of record of its common stock, and will be eligible to terminate its obligation to continue filing periodic reports under the 1934 Act. As soon as possible after the reverse split, the Company intends to file for deregistration of the common stock under the 1934 Act and thus become a "private" company. The Company anticipates that going private will result in substantial annual savings. See "Special Factors—Purpose of the Transaction" on page 13. In connection with the proposed transaction, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC, which incorporates by reference the information contained in this proxy statement.

        Based on the aggregate number of shares owned by holders of record in less than 1,000 share increments as of the record date, and the Company's estimates about the number of shares owned beneficially by holders of the stock in less than 1,000 share increments, the Company estimates that payments of cash in lieu of the issuance of fractional shares to persons who held less than 1,000 shares of common stock and a number of shares not evenly divisible into 1,000 immediately prior to the reverse split will total approximately $2,139,000 in the aggregate (based on 713,000 shares multiplied by $3.00 per share).

        The number of authorized shares of common stock will be adjusted in proportion to the reverse split upon consummation of the transaction. After the consummation of the transaction, the Company will have 17,500 authorized shares of common stock, of which approximately 7,103 will be issued and outstanding. The Company has no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to its stock option plans.

        The transaction is not expected to have any material tax consequences for the Company.

Conduct of the Company's Business after the Transaction

        The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of its business. If the transaction is consummated, at the effective date of the reverse split all record owners of fewer than 1,000 shares, and all beneficial owners of fewer than 1,000 shares whose nominees treat them in the same manner as record shareholders, will no longer have any equity interest in, and will not be shareholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of common stock will have the right to receive, upon surrender of his stock certificate, $3.00 per share in cash, without interest.

        If the transaction is effected, the Company believes that, based on the Company's shareholder records, approximately 97 shareholders of record will remain. In addition, members of the Board of the Company now owning approximately 52% of the common stock will own approximately 57% of the common stock after the transaction, based on shares outstanding on October 24, 2003. See "Management of the Company—Security Ownership of Management" beginning on page 63.

        The Company expects, as a result of the reverse split, to become a privately held company. The registration of the common stock under the 1934 Act is expected to be terminated. In addition, because the common stock will no longer be publicly held, the Company will be relieved of the periodic reporting obligations and the requirement to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its executive officers and directors and shareholders owning more than 10% of the common stock will be relieved of certain reporting obligations and short swing trading profits restrictions under Section 16 of the 1934 Act.

        Other than as described in this proxy statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of its assets; a change in its Board or management; a material change in its indebtedness or capitalization; or any other material change in its corporate structure or business. However, the Company may engage in such a transaction in the future to the extent that management and the Board determines it to be in the interest of the Company and its shareholders.

Possible Corporate Transactions

        From time to time, the Company engages in informal discussions with other parties about possible corporate transactions. Some, but not all, of those discussions lead to the Company becoming involved in negotiations, transactions or material contacts. During the past two years, the Company has engaged in negotiations, transactions or material contacts about possible corporate mergers, consolidations, acquisitions or material asset sales as described below.

        On November 15, 2002, the Company completed a transaction with The Hartford Financial Services Group, Inc. ("The Hartford") under which The Hartford acquired the right to renew or assume all of the Company's in-force National Flood Insurance Program business. The background of, and more information about, this transaction is described in the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003, both of which have been incorporated herein by reference.

        On November 6, 2003, the Company entered into a non-binding letter of intent with an unaffiliated third party for a proposed sale of all of the outstanding common stock of South Carolina Insurance Company ("SCIC") for a purchase price of the lesser of (i) $2,500,000; or (ii) the sum of 40% of SCIC's statutory capital and surplus, calculated at the date of closing, plus $1,000,000. The statutory capital and surplus and GAAP book value of SCIC was approximately $3,816,000 and $4,441,000, respectively, at September 30, 2003. Any transaction resulting from this letter of intent is subject to, among other things, the satisfactory completion of due diligence by both parties and the approval of the South Carolina Department of Insurance ("SCDOI").

        On November 12, 2003, the Company entered into a non-binding letter of intent with an unaffiliated third party for a proposed sale of all of the outstanding common stock of Consolidated American Insurance Company ("CAIC") for a purchase price of the sum of 100% of CAIC's statutory capital and surplus, calculated at the date of closing, plus $750,000. The statutory capital and surplus and GAAP book value of CAIC was approximately $3,883,000 and $3,977,000, respectively, at September 30, 2003. Any transaction resulting from this letter of intent is subject to, among other things, the satisfactory completion of due diligence by both parties and the approval of the SCDOI.

        On December 4, 2003 the Company completed a transaction with an unaffiliated third party whereby the Company invested $2,500,000 for 20% ownership in a newly formed homeowners insurance company domiciled in the state of Florida. In connection with this investment, the Company will provide exclusive claims administration and underwriting management services for the newly formed homeowners insurance company for a minimum of seven years in accordance with the provisions of related contractual agreements.

Material Federal Income Tax Consequences

        The following is a summary of the anticipated material federal income tax consequences of the reverse split for shareholders who hold their interests in the Company as a capital asset. This summary is based upon the federal income tax laws currently in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information purposes only, and does not purport to address all aspects of federal income tax consequences of the reverse split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not account for or consider the federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This summary does not discuss any consequence of the reverse split under any state, local, foreign or estate tax laws.

        No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the shareholders of the Company in connection with the reverse split. Accordingly, each shareholder is encouraged to consult its own tax adviser regarding the specific tax consequences of the proposed reverse split, including the application and effect of federal, state, local, foreign and estate taxes, and any other tax laws.

Tax Consequences to Shareholders Who are Cashed-out in the Reverse Split

        Generally, a shareholder of common stock who is completely cashed-out in the reverse split will be treated as receiving such cash in exchange for the stock and will recognize gain or loss equal to the difference between the cash received for the cashed-out stock and the shareholder's adjusted tax basis in his stock.

        In addition to a shareholder's direct interest, a shareholder may own an "indirect" interest in the Company because of certain federal income tax attribution rules. Pursuant to these rules common stock owned by relatives (i.e., spouses, parents, children or grandchildren) and entities, estates and trusts related to a shareholder will be attributed to such shareholder. Accordingly, even though a shareholder's direct interest in the Company is terminated as a result of the reverse split such shareholder's overall percentage interest in the Company may increase because of an increased indirect interest in the Company (such shareholder shall be referred to as an "Increased Shareholder").

        An Increased Shareholder will recognize income on the transaction, as discussed above, if the amount of cash received exceeds such shareholder's basis in its common stock. However, an Increased

Shareholder will not be able to recognize any loss on the transaction. In addition, if the Company has either accumulated earnings and profits (as of the date of the recapitalization) or earnings and profits for the current year, the cash received in the reverse split by an Increased Shareholder will be treated as a taxable dividend to the extent of such shareholder's proportionate share of the earnings and profits. Shareholders holding an indirect interest are urged to consult their own tax advisors regarding the possible tax consequences of the reverse split.

Tax Consequence to Shareholders Who Remain Shareholders of the Company

        The Board believes that the reverse split would be a tax-free reorganization to the Company and to the shareholders who remain shareholders of the Company pursuant to Section 368(a) (1) (E) of the Internal Revenue Code of 1986, as amended.

        Assuming the reverse split qualifies as a tax-free reorganization, a shareholder who remains a shareholder of the Company will recognize no gain or loss on the exchange of its common stock for new common stock, but any cash received in lieu of fractional shares should be treated as "boot" for federal income tax purposes. Any boot received by a shareholder will be taxable as income to the extent that the fair market value of the boot plus the new common stock received exceeds the shareholder's total tax basis in its common stock.

        The tax basis of the new common stock received by holders of common stock will be the same as the tax basis of the common stock exchanged increased by the income recognized and reduced by the amount of any cash received in the transaction. In addition, the holding period of the new common stock in the hands of holders of new common stock will include the holding period of their common stock exchanged therefor, provided that such common stock was held as a capital asset immediately prior to the exchange.

Tax Consequences to Shareholders Who Receive Cash

        A shareholder who receives cash in the reverse split may be required to furnish the shareholder's social security number or taxpayer identification number to the Company or the transfer agent. Failure to provide such information may result in backup withholding.

        All shareholders should consult their own tax advisors in order to determine the tax consequences of the reverse split.

Dissenters' Rights; Escheat Laws

        A shareholder of the Company has the right to dissent from the reverse stock split and receive payment of the fair value of his shares of the Company's common stock if the transaction reduces the number of shares owned by the shareholder to a fraction of a share upon compliance with Sections 33-13-210 and 33-13-230 of the SCBCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns or over which he has power to direct the vote. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify the Company in writing of the names and addresses of the record holders of the shares, if known to him. Any Company shareholder intending to enforce this right may not vote in favor of the reverse stock split and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of the Company either before the Company's Special Meeting or before the vote is taken at the Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of the Company's common stock if the reverse stock split is effected. Although any Company shareholder who has filed an Objection Notice must not vote in favor of the reverse stock split, a vote in favor of the reverse stock split cast by the holder of a proxy appointment solicited by the Company (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the SCBCA. A vote against approval of the reverse stock split will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the SCBCA. If the reverse stock split is approved by the Company's shareholders at the Company's Special Meeting, each shareholder who has filed an Objection Notice will be notified by the Company of such approval within 10 days after the Company's Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their common stock certificates (the "Certificates"), (ii) inform holders of uncertificated shares of the Company's common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed reverse stock split, (iv) set a date by which (x) the Company must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by the Company and (v) be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of the Company's common stock before November 14, 2003 (the date of the first public announcement of the terms of the reverse stock split) and deposit his Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the reverse split. Failure to comply with the statutory procedures will cause the shareholder to lose his dissenters' rights to payment for the shares. Consequently, any Company shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

        As soon as the reverse split is consummated, or upon receipt of a Payment Demand, the Company shall, pursuant to Section 33-13-250 of the SCBCA, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the SCBCA, the amount that the Company estimates to be the fair value of the shares of the Company's common stock plus accrued interest. Section 33-13-250 of the SCBCA requires that payment to be accompanied by (i) certain of the Company's financial statements, (ii) a statement of the Company's estimate of fair value of the shares and explanation of how the Company's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 33-13-101 through 33-13-310 of the SCBCA. As authorized by Section 33-13-270, the Company intends to delay any payments with respect to any shares (the "After-acquired Shares") held by a dissenting shareholder which were not held by such shareholder on the date of the first public announcement of the terms of the reverse stock split, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the SCBCA will require the Company, after the reverse split, to send to the holder of the After-acquired Shares an offer to pay the holder an amount equal to the Company's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the SCBCA.

        If the reverse split is not consummated within 60 days after the date set for demanding payment and depositing Certificates, the Company, within the 60 day period, shall return the deposited Certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the reverse split is consummated, the Company must send a new Dissenters' Notice and repeat the payment demand procedure.

        If the dissenting shareholder believes that the amount paid by the Company pursuant to Section 33-13-250 of the SCBCA or offered under Section 33-13-270 of the SCBCA is less than the fair value of his shares or that the interest due is calculated incorrectly, or if the Company fails to make payment or offer payment (or, if the reverse split has not been consummated, the Company does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after the Company made or offered payment for the shares or failed to pay for the shares, notify the Company in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify the Company in writing of any demand for additional payment within 30 days after the Company made payment for such shares will constitute a waiver of the right to demand additional payment.

        If the Company and the dissenting shareholder cannot agree on a fair price within 60 days after the Company receives such a demand for additional payment, the statute provides that the Company will institute judicial proceedings in the South Carolina Court of Common Pleas in Richland County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the reverse split, excluding any appreciation or depreciation in anticipation of the reverse split, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Company's common stock could be more than, the same as, or less than that paid by the Company for fractional shares resulting from the reverse stock split. The Company must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by the Company. If the Company does not institute such proceeding within such 60 day period, the Company shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

        The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against the Company, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against the Company if the Court finds that the Company did not comply substantially with the relevant requirements of the SCBCA or (ii) against either the Company or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

        The foregoing is a summary of the applicable provisions of Sections 33-13-101 through 33-13-310 of the SCBCA. It is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix B hereof. It is not intended to give any right of dissent or payment to any shareholder and should not be so read. Shareholders' rights of dissent and payment are limited to those provided by law.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in South Carolina, as shown by the records of the Company, the period is five years. Following the expiration of that five-year period, the escheat laws of South Carolina would likely cause the cash payments to escheat to the State of South Carolina. For shareholders who reside in other states or whose last known addresses, as shown by the records of the Company, are in states other than South Carolina, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to its state of incorporation, the state of South Carolina, in accordance with its escheat laws.

Recommendation of the Board

        The Board recommends that the shareholders vote "FOR" the proposal approving the reverse split amendment. Unless a contrary choice is specified, proxies solicited by the Board will be voted "FOR" approval of the reverse split amendment.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE SPECIAL MEETING

Q:
Why am I receiving these materials?

A:
The Board is providing these proxy materials for you in connection with the Special Meeting, which will take place on February 27, 2004. As a shareholder, you are invited to attend the Special Meeting and are entitled to and requested to vote on the transaction described in this proxy statement.

Q:
What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposal to be voted on at the Special Meeting, the voting process, and other required information. Our 2002 Annual Report on Form 10-K, including our full 2002 fiscal year consolidated financial statements, and our September 30, 2003 Quarterly Report on Form 10-Q that we filed with the SEC in November 2003 are incorporated by reference in this document. See "Other Information—Incorporation by Reference" beginning on page 67.

Q:
What proposals will be voted on at the Special Meeting?

A:
At the Special Meeting, shareholders will vote on the approval of a reverse stock split pursuant to an amendment to our Articles of Incorporation. The text of the amendment is set forth below under "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Stock Split of the Common Stock—Proposed Language Amending the Company's Articles of Incorporation" beginning on page 49. In addition, you will be asked to vote on any other business that may properly come before the Meeting or any adjournment or adjournments thereof.

Q:
What is the Company's voting recommendation?

A:
Our Board recommends that you vote your shares "FOR" the reverse stock split.

Q:
What shares can I vote?

A:
You may vote all shares of Company common stock that you own as of the close of business on the record date, which was January 16, 2004. These shares include (1) shares held directly in your name as the "shareholder of record," and (2) shares held for you as the "beneficial owner" either through a broker or bank.

  Shares of the Company's Adjustable Rate Cumulative Nonvoting Preferred Special Stock will not be affected by the transaction and are not entitled to vote. For additional information, see "How many votes will I be entitled to?" on page 44 below.

Q:
What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Shareholder of Record

  If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company (the "Transfer Agent"), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. The Company has enclosed a proxy appointment form for you to use.

  Beneficial Owner

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and these proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. However, as a beneficial owner, you are not the shareholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

  If you are the beneficial owner of fewer than 1,000 shares of common stock that are held in street name or nominee name, we will offer your broker or other nominee the opportunity to receive cash for each beneficial owner of fewer than 1,000 shares held in the broker's or nominee's name. The broker or nominee will, however, decide how to respond to this offer. See "Proposal to Amend the Company's Articles of Incorporation to Effect a Reverse Stock Split of the Common Stock" beginning on page 47.

Q:
Do I have any voting rights with respect to shares allocated to my account in the Company's 401(k) Plan?

A.
If you have invested in the Company stock fund of the Company's 401(k) Plan, you have the right to instruct the Plan trustee how to vote the Company shares allocated to your account. These proxy materials will be forwarded to you by the Plan trustee together with a voting instruction card for you to use to direct the Plan trustee how to vote the shares allocated to your account. If you do not direct the Plan trustee how to vote, the Plan trustee will not vote the shares allocated to your account. Not voting has the same effect as voting against the amendment.

Q:
How can I vote my shares in person at the Special Meeting?

A:
Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

  Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy appointment form as described below so that your vote will be counted if you later decide not to attend the Meeting.

  Shares held in street name may be voted in person by you only if you obtain a signed proxy appointment form from the shareholder of record giving you the right to vote the shares.

Q:
What is a reverse stock split?

A:
At the Special Meeting you will be asked to vote on a proposal to amend the Company's Articles of Incorporation to provide for a 1-for-1,000 reverse stock split of the common stock that is outstanding as of the time the reverse stock split is effective. When the split is effective, each thousand shares of common stock will automatically become one share of common stock.

  As a result of the reverse stock split, record shareholders who own fewer than 1,000 shares of common stock before the reverse split will receive cash in exchange for their shares of common stock, record shareholders who have 1,000 or more shares of common stock before the reverse stock split will receive 1 share for each 1,000 shares of common stock held before the reverse stock split, and record shareholders who have more than 1,000 share of common stock before the reverse stock split but whose total number of shares is not evenly divisible by 1,000 will receive cash in lieu of the remaining fractional shares.

  If approved, this proposal will enable the Company to go private and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include:

  •
  eliminating the costs associated with filing documents under the 1934 Act with the SEC;

  •
  eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

  •
  reducing the direct and indirect costs of administering shareholder accounts and responding to shareholder requests;

  •
  affording shareholders holding less than 1,000 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs; and

  •
  increasing management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

Q:
What does "going private" mean?

A:
The Company will have less than 300 shareholders of record, will be eligible to terminate the registration of its common stock under the 1934 Act and will become a "private company." In this regard, the Company, by going private, will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC, and its executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in the Company's common stock with the SEC. Additionally, the Company's common stock will cease to be quoted on the OTC Bulletin Board, and any trading in our common stock will occur only in privately negotiated sales.

Q:
If I own fewer than 1,000 shares, is there any way I can continue to be a shareholder of the Company after the reverse stock split?

A:
If you own fewer than 1,000 shares before the reverse stock split, the only way you can continue to be a shareholder of the Company after the reverse stock split is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 1,000 shares on the effective date. However, we cannot assure you that any shares will be available for purchase.

Q:
Is there anything I can do if I own 1,000 or more shares, but would like to take advantage of the opportunity to receive cash for my shares as a result of the reverse stock split?

A:
If you own 1,000 or more shares before the reverse stock split, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 1,000 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares would be available.

  Alternatively, before the effective date, you could divide the shares you own among different record holders so that fewer than 1,000 shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 1,000 shares is held in each account.

Q:
What happens if I own a total of 1,000 or more shares beneficially, but I hold less than 1,000 shares of record in my name and less than 1,000 shares with my broker in "street name"?

A:
An example of this would be that you have 500 shares registered in your own name with our transfer agent, and you have 500 shares registered with your broker in "street name." Accordingly, you are the beneficial owner of a total of 1,000 shares, but you do not own 1,000 shares of record or beneficially in the same name. If this is the case, as a result of the reverse stock split, you would receive cash for the 500 shares you hold of record. You will also receive cash for the 500 shares held of record in street name if your broker or other nominee accepts our offer for each beneficial owner of fewer than 1,000 shares of common stock held in the broker's or nominee's name to receive cash for fractional shares. If the broker or nominee does not accept our offer, you would continue to own a beneficial fractional interest in a share of our common stock.

Q:
If I own at least 1,000 shares, but the shares are split among record owners as described above so that no record owner holds at least 1,000 shares, but I wish to continue to own common stock in the Company after the reverse stock split, what can I do?

A:
Before the effective date, you could put all of the shares you own beneficially in one record name, either in your name or in street name, so that the total shares you own that are held of record in the same name is at least 1,000 shares, and then you would continue to be a shareholder after the effective date.

Q:
How can I vote my shares without attending the Special Meeting?

A:
Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy appointment form or, for shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Q:
Can I change my vote?

A:
You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy appointment form bearing a later date (which automatically revokes the earlier dated proxy appointment form) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously signed proxy appointment to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:
How are votes counted?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" on the reverse stock split. If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign and date your proxy appointment form with no further instructions, your shares will be voted "FOR" the approval of the reverse stock split in accordance with the recommendations of the Board.

Q:
What is the voting requirement to approve the reverse stock split?

A:
Approval of the reverse stock split will require the affirmative vote of two-thirds of the outstanding shares of common stock of the Company. If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner (e.g., a broker) does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular item and has not received instructions from the beneficial owner. In tabulating the voting result on the reverse split, shares that constitute broker non-votes will have the same effect as a vote "AGAINST." If you have invested in the Company stock fund of the Company's 401(k) Plan and do not instruct the Plan trustee how to vote the Company shares allocated to your account, the Plan trustee will not vote those shares. Shares allocated to 401(k) plan accounts that are not voted by the Plan trustee will also have the same effect as a vote "AGAINST."

Q:
What does it mean if I receive more than one proxy appointment or voting instruction form?

A:
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy appointment and voting instruction forms you receive.

Q:
Where can I find the voting results of the Special Meeting?

A:
We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K filed with the SEC.

Q:
What happens if additional proposals are presented at the Special Meeting?

A:
Other than the proposal described in this proxy statement, we do not expect any other matters to be presented for a vote at the Special Meeting. If you grant us your proxy appointment, the persons named as proxies, Michael A. Culbertson and Bryan D. Rivers, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting.

Q:
How many votes will I be entitled to?

A:
As of the close of business on January 16, 2004, the record date, we had issued and outstanding approximately 7,816,044 shares of common stock and 800,000 shares of Adjustable Rate Cumulative Nonvoting Preferred Stock. Each share of common stock is entitled to one vote per share. The Adjustable Rate Cumulative Nonvoting Preferred Stock is not entitled to vote at the Special Meeting.

Q:
What is the quorum requirement for the Special Meeting?

A:
The quorum requirement for holding the Meeting and transacting business is a majority of the issued and outstanding stock of the Company present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting.

Q:
Who will count the votes?

A:
The Company's Corporate Secretary will tabulate the votes and act as the inspector of the election.

Q:
Who will bear the cost of soliciting votes for the Special Meeting?

A:
The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. We may consider retaining a proxy solicitation firm. In the event that we choose to retain such a firm, we will bear all of their fees, costs and expenses.

Q.
Am I entitled to dissenters' rights?

A.
You are only entitled to dissenters' rights if the transaction reduces the number of shares you own to a fraction of a share, if you do not vote in favor of the transaction and if you comply with very strict requirements under the South Carolina Business Corporation Act. See "Special Factors—Dissenters' Rights; Escheat Laws" beginning on page 36.

        If you have more questions about the reverse stock split or would like additional copies of this proxy statement, you should contact Michael A. Culbertson, President and Corporate Secretary of the Company, at (803) 748-2000.

THE SPECIAL MEETING

General

        We are providing this proxy statement to our shareholders of record as of January 16, 2004 along with a proxy appointment form that our Board of Directors is soliciting for use at the Special Meeting of shareholders of the Company to be held on February 27, 2004 at 11:00 a.m., Eastern Time, at the Company's offices at 1501 Lady Street, Columbia, South Carolina. At the Meeting, the shareholders will vote upon a proposal to approve the amendment to our Articles of Incorporation that will implement the transaction.

Who Can Vote at the Meeting

        You are entitled to vote your common stock if our records show that you held your shares as of the record date, which is January 16, 2004. On the record date, there were 7,816,044 shares of our common stock outstanding, held by approximately 924 holders of record. Each such share of our common stock is entitled to one vote on each matter submitted at the Meeting.

Attending the Meeting

        If you are a beneficial owner of the Company's common stock held by a broker, bank or other nominee (i.e., in "street name" or "nominee name"), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of the Company's common stock held in street name in person at the Meeting, you will have to get a written proxy appointment form in your name from the broker, bank or other nominee who holds your shares.

Annual Report and Quarterly Report

        Our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, are incorporated by reference in this proxy statement and are available upon request from the Company. See "Other Information—Where You Can Find More Information" and "—Incorporation by Reference" beginning on page 67.

Vote Required

        Approval of the transaction requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company's common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote "AGAINST" the transaction.

        The proposal to approve the transaction is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy appointment forms as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on the proposal. The trustee of the Company's 401(k) Plan cannot vote shares in its discretion on behalf of a Plan participant who has invested in the Company stock fund of the Plan if the participant has not given voting instructions to the trustee. Accordingly, shares allocated to participant accounts in the Company stock fund of the 401(k) Plan for which participants have not given the Plan trustee voting instructions will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal. All shares that are counted as not voted will have the same effect as votes "AGAINST" the proposal.

        Because approval of the transaction requires the affirmative vote of the holders of two-thirds of the outstanding shares of the Company's common stock, abstentions and broker non-vote shares will have the same effect as votes against the transaction. Accordingly, the Board of Directors urges you to complete, date and sign the accompanying proxy appointment form and return it promptly in the enclosed postage-prepaid envelope.

        Action on other matters, if any, that are properly presented at the Meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote is represented at the Meeting in person or by proxy. Shares with respect to which proxy appointment forms have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The Board of Directors is not aware of any other business to be presented at the Meeting other than matters incidental to the conduct of the Meeting.

        Our directors and executive officers, all of whom have stated they intend to vote their shares for the reverse stock split, own an aggregate of 4,261,387 outstanding shares of our common stock, which is approximately 55% of the outstanding shares of capital stock of the Company as of October 24, 2003, that would be entitled to vote at the Special Meeting. These directors and executive officers also have options that are presently exercisable that, if exercised prior to the record date, would result in these directors and executive officers owning an aggregate of 4,417,012 shares of our common stock, which also would be approximately 55% of the shares as of October 24, 2003 that would be entitled to vote at the Special Meeting. See "Management of the Company—Security Ownership of Management," beginning on page 63. Some of our executive officers may, however, sell their shares before the record date and may not be entitled to vote at the Special Meeting. See "Special Factors—Interests of Executive Officers and Directors in the Transaction" on page 32. Other than the expressed intent of directors and executive officers to vote their shares for the reverse stock split, the Company has not obtained any assurances or agreements from any of its shareholders as to how they will vote on the reverse stock split.

Voting and Revocation of Proxy Appointments

        The shares of the Company's common stock represented by properly completed proxy appointment forms received at or before the time for the Meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxy appointments are revoked as described below. If no instructions are given, executed proxy appointment forms will be voted "FOR" approval of the transaction. Proxy appointment forms marked "FOR" approval of the transaction and executed but unmarked proxy appointment forms will be voted in the discretion of the proxies named in the proxy appointments as to any proposed adjournment of the Meeting. Proxy appointment forms that are voted "AGAINST" approval of the transaction will not be voted in favor of any motion to adjourn the Meeting to solicit more votes in favor of the transaction. The proxy appointments will be voted in the discretion of the proxies on other matters, if any, that are properly presented at the Meeting and voted upon.

        You may revoke your proxy appointment at any time before the vote is taken at the Meeting. To revoke your proxy appointment, you must either: notify our Corporate Secretary in writing at our principal executive offices; submit a later dated proxy appointment form to our Corporate Secretary; or attend the Meeting and vote your shares in person. Your attendance at the Meeting will not automatically revoke your proxy appointment. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

        Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxy Appointments

        The Company will pay the costs of soliciting proxy appointments for the Special Meeting. Directors, officers and other employees of the Company or its subsidiaries may solicit proxy appointments personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. We will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and we will reimburse these record holders for their reasonable out-of-pocket expenses. We may consider retaining a proxy solicitation firm. If we do so, we will bear all of its fees, costs and expenses.

Recommendation of the Board of Directors

        The Board of Directors of the Company has approved the transaction and believes that it is fair to and in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that the Company's shareholders vote "FOR" approval of the transaction.

PROPOSAL TO AMEND THE COMPANY'S
ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
OF THE COMMON STOCK

        The following is a description of the material terms and effects of the transaction. The text of the amendment is set forth below under "Proposed Language Amending the Company's Articles of Incorporation" beginning on page 49, and is referred to herein as the "reverse split amendment." This discussion does not include all of the information that may be important to you. You should read the reverse split amendment and this proxy statement and related appendices before deciding how to vote at the Special Meeting.

        The Board has unanimously adopted resolutions declaring the advisability of, and submits to the shareholders for approval, an amendment to the Articles of Incorporation effecting a reverse stock split of all shares of common stock issued as of 11:59 p.m. (Eastern Time) on the date the reverse split amendment is filed with the South Carolina Secretary of State (the "effective date"). Pursuant to the reverse split amendment, each 1,000 shares of common stock, whether or not issued, on the effective date will be converted into one share of common stock. The Company will make a cash payment of $3.00 per share in lieu of issuing fractional shares that will result from the reverse split to shareholders of record holding (i) less than 1,000 shares immediately prior to the reverse split or (ii) a number of shares that is not evenly divisible by 1,000.

        We intend for the transaction to treat beneficial shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as record shareholders whose shares are registered in their names, and nominees will be instructed to effect the transaction for their beneficial holders. However, nominees will decide how to respond to this offer and they are not obligated to follow our procedures. If you hold shares in street name, you should contact your nominees if you have questions about how your nominee intends to respond to this offer or about their procedures.

        The net effect of the transaction on the record holders of the Company's common stock and preferred stock will be as follows:

Shareholder as of Effective Date	Net Effect after Transaction
Record holders of 1,000 or more shares of common stock in a record account immediately prior to the reverse split.	Each 1,000 shares of common stock held prior to the reverse split will be converted into one share of common stock. For any remaining shares that would otherwise constitute less than a whole share, the Company will make a cash payment of $3.00 for each such share held prior to effectiveness of the transaction in lieu of issuing any fractional shares. See "Special Factors—Cash Payment in Lieu of Fractional Shares" beginning on page 29.
Record holders of less than 1,000 shares of common stock in a record account immediately prior to the reverse split.
Each share of common stock will be cashed-out at a price of $3.00 per share. You will not have to pay any commissions or other fees in connection with this cash-out. Holders of these shares will not have any continuing equity interest in the Company. See "Special Factors—Cash Payment in Lieu of Fractional Shares" beginning on page 29.
Holders of Adjustable Rate Cumulative Nonvoting Preferred Special Stock.	The rights of, and number of shares outstanding, of the Adjustable Rate Cumulative Nonvoting Preferred Special Stock will remain unchanged after the transaction.

        Any holder of record of less than 1,000 shares of common stock who desires to retain an equity interest in the Company after the effective date may do so by purchasing, prior to the effective date, a sufficient number of shares of common stock in the open market such that the total number of shares held by him in one record account immediately prior to the reverse split is equal to or greater than 1,000. However, due to the limited trading market for the common stock, it is possible that a shareholder desiring to retain an equity interest in the Company may not be able to purchase, at a fair price, if at all, enough shares to retain an equity interest in the Company.

        Conversely, any holder of record of more than 1,000 shares who wishes to be cashed out in the reverse stock split could, prior to the effective date, dispose of a sufficient number of shares to cause the number of shares held of record by such holder on the effective date to be less than 1,000 shares. A holder of record could also achieve this result by dividing shares beneficially owned by the holder among several record accounts such that fewer than 1,000 shares are held of record in each account. For example, a beneficial holder who holds 1,025 shares in street name with a broker could have the broker transfer 200 of the shares into the beneficial holder's own name so that, on the effective date, 200 shares are held by the beneficial holder directly of record and 825 shares are held of record in street name. Since the record holders would be different, both the 200 shares and the 825 shares would be cashed out in the reverse stock split.

        Similarly, if a shareholder beneficially owns a total of 1,000 shares or more, but holds them in different accounts of record so that each record account holds fewer than 1,000 shares, but the holder wishes to remain a shareholder after the reverse stock split, prior to the effective date, the shareholder could transfer all of the shares into one record account.

Exchange of Stock Certificates

        You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from us. Letters of transmittal will be mailed soon after the transaction is complete.

        Promptly following the consummation of the reverse split on the effective date, the Company will send letters of transmittal to all shareholders of record. The letter of transmittal is for use in transmitting common stock certificates to the Company's transfer agent. Upon proper completion and execution of a letter of transmittal and return thereof to the transfer agent, together with stock certificates, each such shareholder will receive a new stock certificate and cash in the amount to which the holder is entitled, as described above, in lieu of any fractional share into which such shareholder's shares were converted in the reverse split. After the reverse split and until surrendered, each outstanding certificate held by a shareholder of record who held shares in any increment of less than 1,000 shares immediately prior to the reverse split will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled pursuant to the transaction. The Company will make payment of such amounts upon submission of a proper claim, subject to applicable escheat laws. See "Special Factors—Dissenters' Rights; Escheat Laws" beginning on page 36.

        In connection with the transaction, the common stock will be identified by a new CUSIP number, which will appear on all certificates representing shares of common stock issued after the effective date. After the effective date, each certificate representing shares of common stock that were outstanding prior to the effective date and that were held by a shareholder of record of 1,000 or more shares immediately prior to the reverse split, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of such number of shares as is set forth on the face of the certificate divided by 1,000, rounded down to the next whole number, with the shareholder entitled to receive cash in lieu of any fractional share resulting from the transaction. Any shareholder desiring to receive a new certificate bearing the new CUSIP number can do so at any time in accordance with instructions set forth in the transmittal letter or otherwise by contacting the transfer agent as set forth in the transmittal letter for surrendering his old certificates. After the effective date, an old certificate presented to the exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

        All amounts payable to shareholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by shareholders in connection with the transaction. No interest will be paid on the cash due to a holder of a fractional share of common stock following the reverse split. See "Special Factors—Cash Payment in Lieu of Fractional Shares" beginning on page 29.

        The shares reacquired by the Company in the transaction will be adjusted in proportion to the reverse split, and the adjusted shares will become authorized but unissued shares of common stock.

Proposed Language Amending the Company's Articles of Incorporation

        The following is the text of a new paragraph in Article 5 of the Company's Articles of Incorporation, as proposed to be amended by the reverse split amendment:

    Effective at 11:59 p.m. (the "Effective Time") on the date of filing of Articles of Amendment with the Secretary of State of the State of South Carolina setting forth this Amendment (the "Effective Date"), each One Thousand (1,000) shares of authorized Common Stock of the Company, whether or not issued, immediately prior to the Effective Time shall automatically be reclassified and changed into one share of Common Stock (a "New Share"). Each holder of record of shares of Common Stock so reclassified and changed shall at the Effective Time automatically become the record owner of the number of New Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed at the office of the transfer agent of the Company in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Company, a new certificate or certificates representing the number of New Shares of which he or she is the record owner after giving effect to the provisions of this Article 5. The Company shall not issue fractional New Shares. Shareholders entitled to receive fractional New Shares shall receive cash in lieu of any fractional shares equal to the product of (a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Share, multiplied by (b) Three and No One-Hundredths dollars ($3.00).

        The text above will give effect to the reverse split by changing and reclassifying each 1,000 shares of authorized common stock into one share of common stock on the terms described above.

Stock Options

        Upon effectiveness of the reverse split, the committee of the Company's Board of Directors which administers the Company's stock option plans will make adjustments to the number of shares of common stock subject to options and to the exercise prices. See "Special Factors—Effect of the Proposed Reverse Split on Option Holders" on page 32.

Warrants

        Upon effectiveness of the reverse split, the Company will make adjustments to the number of shares underlying each outstanding warrant and to the exercise prices in accordance with the terms of the applicable warrant. See "Special Factors—Effect of the Proposed Reverse Split on Warrant Holders" on page 32.

401(k) Plan

        Upon effectiveness of the reverse split, the Company intends to terminate the Company stock fund investment option in the Company's 401(k) Plan, and to repurchase all shares of the Company's common stock held in the Plan at the effective time of the reverse split for the then-current fair market value of the shares as determined by the Plan administrator, which value will not, in any event, be less than $3.00 per share. See "Special Factors—Effect of the Proposed Reverse Split on 401(k) Plan Participants" on page 33.

Provisions for Unaffiliated Shareholders

        In connection with the proposals above, no provision has been made to grant unaffiliated shareholders of the Company access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company or any other such party.

Reservation of Rights

        The Board presently believes the proposed amendment to the Articles of Incorporation is in the best interests of shareholders and requests shareholder approval of the amendment. However, the Board reserves the right to decide, in its discretion, to abandon the reverse split proposal after such vote and before the effective date even if the proposal is approved. The Board believes that it is prudent to recognize that, between the date of this proxy statement and the effective date of such amendment, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the proposed amendment at that time. The Board will consider whether the amendment continues to be in the best interests of shareholders in deciding whether to go forward with the amendment. The Board has not set any specific criteria for determining whether the amendment will continue to be in the best interests of shareholders, and has not set a date by which such determination would be made. The Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances. If the Board decides to abandon the reverse split proposal after the Special Meeting and before the effective date, the Board will notify the shareholders of such decision promptly by the filing of a Current Report on Form 8-K with the SEC.

Effective Time of Transaction

        If the transaction is approved by the shareholders, immediately following the Special Meeting, Articles of Amendment to the Company's Articles of Incorporation will be filed with the South Carolina Secretary of State. The reverse split will become effective at 11:59 p.m. on the date the Articles of Amendment are filed.

FINANCIAL INFORMATION

Selected Historical Financial Information

        The following summary of historical consolidated financial data was derived from the Company's audited consolidated financial statements as of and for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and from unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2003 and 2002. The statement of operations data for the nine months ended September 30, 2003 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including the notes thereto, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which information is incorporated by reference in this proxy statement. See "Other Information—Incorporation by Reference" and "—Where You Can Find More Information" on page 62.

	As of and For the Nine Months Ended September 30		As of and For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
FINANCIAL CONDITION:
Total cash and investments	$47,983	$46,866	$49,639	$45,874	$48,707	$59,614	$64,250
Total assets	104,957	149,133	133,674	150,638	170,666	254,803	295,563
Total debt	—	—	—	7,721	10,159	14,986	16,250
Special stock	—	—	—	2,590	2,700	2,700	2,700
Shareholders' equity	31,085	30,745	31,224	16,974	11,992	26,557	35,588
Book value per share:
Preferred	10.00	10.00	10.00	—	—	—	—
Common	2.95	2.90	2.97	2.17	1.53	3.39	4.58
RESULTS OF OPERATIONS:
Revenues:
Commission and service income	$11,701	$26,490	$33,853	$36,272	$35,890	$45,652	$49,298
Property and casualty premiums earned	11,443	20,726	15,661	14,433	25,137	53,344	22,762
Gain on sale of NFIP renewal rights	3,149	—	350	—	—	—	—
All other income	2,840	5,547	7,282	6,603	9,095	9,337	9,357

Total revenues	29,133	52,763	57,146	57,308	70,122	$108,333	$81,417
Expenses:
Losses and loss adjustment expenses	9,137	15,164	9,434	7,740	24,445	$46,010	25,269
Special items	—	—	—	(156)	8,138	—	546
All other expenses	19,344	32,311	41,619	45,328	52,900	69,822	58,581

Total expenses	28,481	47,475	51,053	52,912	85,483	$115,832	$84,396

Income from operations before (provision) benefit for income taxes	$652	$5,288	$6,093	$4,396	$(15,361)	$(7,499)	$(2,979)
(Provision) benefit for income taxes	(15)	30	30	(30)	—	(37)	85

Net income (loss)	$637	$5,318	$6,123	$4,366	$(15,361)	(7,536)	(2,894)

Basic earnings (loss) per share	$0.04	$0.64	$0.73	$0.54	$(1.98)	$(0.99)	$(0.39)
Diluted earnings (loss) per share	$0.04	$0.62	$0.72	$0.53	$(1.98)	(0.99)	(0.39)

Recent Developments

        The following information about the financial condition and results of operations of the Company has not been audited and is preliminary in nature. Accordingly, the information is subject to being changed upon completion of internal and external review, adjustment and audit procedures.

        Our net income for the year ended December 31, 2003 was $1,163,000 or $0.10 per basic share, compared to $6,123,000 or $.73 per basic share, for the year ended December 31, 2002. For the quarter ended December 31, 2003, net income was $526,000 or $0.06 per basic share, compared to $805,000 or $0.09 per basic share income, for the quarter ended December 31, 2002. The primary reason for the decrease in net income for the quarter ended December 31, 2003 was business lost while the Company's South Carolina domiciled insurance subsidiaries were under the administrative supervision of the South Carolina Department of Insurance between August 21, 2002 and May 20, 2003. In addition to the effects of these reduced business volumes, for the year ended December 31, 2002, the Company had several significant nonrecurring revenues, including realized investment gains of approximately $2,117,000 and $632,000 on the sale of its common stock investments in Insurance Services Offices, Inc. and QualSure Holding Corporation, respectively, and a realized gain of approximately $294,000 on the settlement of one of its key man life insurance policies. In addition, for the year ended December 31, 2002 the Company recorded approximately $802,000 in fronting fees under the Human Dynamics Corporation 2002 workers' compensation program that was nonrecurring revenue for the same period of 2003.

As of and For the Year Ended December 31, 2003 (Unaudited) (Dollars in Thousands, except per share data)
FINANCIAL CONDITION:
Total cash and investments	$51,613
Total assets	109,349
Total debt	2,500
Special stock	—
Shareholders' equity	31,221
Book value per share:
Preferred	10.00
Common	2.97
RESULTS OF OPERATIONS:
Revenues:
Commission and service income	$15,020
Property and casualty premiums earned	15,473
Gain on sale of NFIP renewal rights	3,149
All other income	3,505

Total revenues	37,147
Expenses:
Losses and loss adjustment expenses	10,984
Special items	—
All other expenses	24,985

Total expenses	35,969

Income from operations before provision for income taxes	1,178
Provision for income taxes	15
Net income	$1,163

Basic earnings per share	$0.10
Diluted earnings per share	$0.10

Pro Forma Consolidated Financial Statements (Unaudited)

        The following unaudited pro forma consolidated balance sheets as of September 30, 2003 and December 31, 2002 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002, give effect to the following:

  •
  We have assumed that the transaction occurred as of January 1, 2003 and January 1, 2002, respectively.

  •
  We have assumed that a total of 713,000 shares are cashed-out in the transaction at a price of $3.00 per share for a total of $2,139,000. Additionally, we have assumed that we have incurred or will incur $279,000 in costs and expenses relating to the transaction.

  •
  All of the cash required to consummate the transaction including for the payment of expenses was financed with borrowed funds, funds on hand and working capital.

  •
  We have not reflected the anticipated special cost savings, estimated to be approximately $440,000 per year, that we expect as a result of the transaction.

        The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the transaction actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

        The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference in this proxy statement.

 PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2003

(Unaudited)

	Historical	Pro forma Adjustments		Pro forma
ASSETS
Cash and investments:
Debt securities, available for sale, at fair value	$37,445,000	$—		$37,445,000
Equity securities	1,827,000	—		1,827,000
Cash and short-term investments	8,711,000	(62,000	)(1-4)	8,649,000

Total cash and investments	47,983,000	(62,000)		47,921,000
Accrued investment income	481,000	—		481,000
Premiums and agents balances receivable, net of allowance for doubtful accounts	4,743,000	—		4,743,000
Reinsurance recoverable on paid losses and loss adjustment expenses	6,739,000	—		6,739,000
Reinsurance recoverable on unpaid losses and loss adjustment expenses	28,078,000	—		28,078,000
Property and equipment, net	699,000	—		699,000
Prepaid reinsurance premiums—ceded business	8,844,000	—		8,844,000
Deferred policy acquisition costs	1,490,000	—		1,490,000
Goodwill	3,813,000	—		3,813,000
Other assets	2,087,000	—		2,087,000

Total assets	$104,957,000	$(62,000)		$104,895,000

LIABILITIES
Losses and loss adjustment expenses:
Reported and estimated losses and claims—retained business	$19,260,000	$—		$19,260,000
—ceded business	27,417,000	—		27,417,000
Adjustment expenses—retained business	3,849,000	—		3,849,000
—ceded business	661,000	—		661,000
Unearned premiums—retained business	6,918,000	—		6,918,000
—ceded business	8,844,000	—		8,844,000
Debt	—	2,418,000	(1)	2,418,000
Balances due other insurance companies	1,449,000	—		1,449,000
Other liabilities and deferred items	5,474,000	—		5,474,000

Total liabilities	73,872,000	2,418,000		76,290,000

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Adjustable Rate Cumulative Nonvoting Preferred Special Stock, no par value, authorized 5,000,000 shares, issued and outstanding 800,000 shares	8,000,000	—		8,000,000
Common stock, $1 par value historical ($1,000 par value pro forma), authorized 17,500,000 historical (17,500 pro forma), issued and outstanding 7,816,044 historical (7,103 pro forma)	7,816,000	(713,000	)(3)	7,103,000
Additional paid-in-capital	61,964,000	(1,705,000	)(2,3)	60,259,000
Accumulated other comprehensive income	1,241,000	—		1,241,000
Accumulated deficit	(47,936,000)	(62,000	)(4)	(47,998,000)

Total shareholders' equity	31,085,000	(2,480,000)		28,605,000

Total liabilities and shareholders' equity	$104,957,000	$(62,000)		$104,895,000

Pro Forma Adjustments:

(1)
Incur debt to fund the obligations of the transaction.

(2)
Pay $279,000 in transaction costs associated with the transaction.

(3)
Redeem 713,000 fractional shares at $3.00 per share and effect a 1-for-1,000 reverse stock split on the remaining 7,103,044 shares of common stock.

(4)
Interest expense on debt.

PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2002

(Unaudited)

	Historical	Pro forma Adjustments		Pro forma
ASSETS
Cash and investments:
Debt securities, available for sale, at fair value	$37,555,000	$—		$37,555,000
Equity securities	1,661,000	—		1,661,000
Cash and short-term investments	10,423,000	(95,000	)(1-4)	10,328,000

Total cash and investments	49,639,000	(95,000)		49,544,000
Accrued investment income	713,000	—		713,000
Premiums and agents balances receivable, net of allowance for doubtful accounts	3,492,000	—		3,492,000
Premium notes receivable, net of allowance for doubtful accounts	40,000	—		40,000
Reinsurance recoverable on paid losses and loss adjustment expenses	7,289,000	—		7,289,000
Reinsurance recoverable on unpaid losses and loss adjustment expenses	30,786,000	—		30,786,000
Property and equipment, net	993,000	—		993,000
Prepaid reinsurance premiums—ceded business	30,224,000	—		30,224,000
Deferred policy acquisition costs	1,168,000	—		1,168,000
Goodwill	4,513,000	—		4,513,000
Other assets	4,817,000	—		4,817,000

Total assets	$133,674,000	$(95,000)		$133,579,000

LIABILITIES
Losses and loss adjustment expenses:
Reported and estimated losses and claims—retained business	$18,857,000	$—		$18,857,000
—ceded business	29,717,000	—		29,717,000
Adjustment expenses—retained business	4,067,000	—		4,067,000
—ceded business	1,069,000	—		1,069,000
Unearned premiums—retained business	6,134,000	—		6,134,000
—ceded business	30,224,000	—		30,224,000
Debt	—	2,418,000	(1)	2,418,000
Balances due other insurance companies	3,158,000	—		3,158,000
Other liabilities and deferred items	9,224,000	—		9,224,000

Total liabilities	102,450,000	2,418,000		104,868,000

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Adjustable Rate Cumulative Nonvoting Preferred Special Stock, no par value, authorized 5,000,000 shares, issued and outstanding 800,000 shares	8,000,000	—		8,000,000
Common stock, $1 par value historical ($1,000 par value pro forma), authorized 17,500,000 historical (17,500 pro forma), issued and outstanding 7,831,690 historical (7,119 pro forma)	7,832,000	(713,000	)(3)	7,119,000
Additional paid-in-capital	61,989,000	(1,705,000	)(2,3)	60,284,000
Accumulated other comprehensive income	1,691,000	—		1,691,000
Accumulated deficit	(48,288,000)	(95,000	)(4)	(48,383,000)

Total shareholders' equity	31,224,000	(2,513,000)		28,711,000

Total liabilities and shareholders' equity	$133,674,000	$(95,000)		$133,579,000

Pro Forma Adjustments:

(1)
Incur debt to fund the obligations of the transaction.

(2)
Pay $279,000 in transaction costs associated with the transaction.

(3)
Redeem 713,000 fractional shares at $3.00 per share and effect a 1-for-1,000 reverse stock split on the remaining 7,118,690 shares of common stock.

(4)
Interest expense on debt.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Unaudited)

	Historical	Pro forma Adjustments		Pro forma
Revenues:
Commission and service income	$11,701,000	$—		$11,701,000
Property and casualty premiums earned	11,443,000	—		11,443,000
Net investment income	1,347,000	—		1,347,000
Net realized gain	105,000	—		105,000
Gain on sale of NFIP renewal rights	3,149,000	—		3,149,000
Equity in earnings of unconsolidated affiliate	167,000	—		167,000
Other income	1,221,000	—		1,221,000

Total revenues	29,133,000	—		29,133,000

Expenses:
Losses and loss adjustment expenses	9,137,000	—		9,137,000
Policy acquisition costs	7,307,000	—		7,307,000
Other operating costs and expenses	12,037,000	62,000	(1)	12,099,000

Total expenses	28,481,000	62,000		28,543,000

Income from operations, before provision for income taxes	652,000	(62,000	)(1)	590,000
Provision for income taxes	(15,000)	—		(15,000)

Net income	637,000	(62,000)		575,000
Other comprehensive income:
Change in value of marketable securities, less reclassification adjustment of $103,000 for gains included in net income for the nine months ended September 30, 2003	(450,000)	—		(450,000)

Comprehensive net income	$187,000	$(62,000	)(1)	$125,000

Basic earnings per share	$0.04	—		0.04
Weighted average shares outstanding	7,825,000	$(713,000	)(2)	$7,112,000

Diluted earnings per share	$0.04	$—		$0.04
Weighted average shares outstanding	7,854,000	(713,000	)(2)	7,141,000

Pro Forma Adjustments:

(1)
Interest expense on debt.

(2)
Redeem 713,000 fractional shares.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Unaudited)

	Historical	Pro forma Adjustments		Pro forma
Revenues:
Commission and service income	$33,853,000	$—		$33,853,000
Property and casualty premiums earned	15,661,000	—		15,661,000
Net investment income	2,242,000	—		2,242,000
Net realized gain	3,084,000	—		3,084,000
Gain on sale of NFIP renewal rights	350,000	—		350,000
Equity in loss of unconsolidated affiliates	(72,000)	—		(72,000)
Other income	2,028,000	—		2,028,000

Total revenues	57,146,000	—		57,146,000

Expenses:
Losses and loss adjustment expenses	9,434,000	—		9,434,000
Policy acquisition costs	22,814,000	—		22,814,000
Other operating costs and expenses	18,805,000	95,000	(1)	18,900,000

Total expenses	51,053,000	95,000		51,148,000

Income from operations, before benefit for income taxes	6,093,000	(95,000)		5,998,000
Benefit for income taxes	30,000	—		30,000

Net income	6,123,000	(95,000)		6,028,000
Other comprehensive income:
Change in value of marketable securities, less reclassification adjustment of $68,000 for gains included in net income for the year ended December 31, 2002	557,000	—		557,000

Comprehensive net income	$6,680,000	$(95,000)		$6,585,000

Basic earnings per share	$0.73	$0.06		$0.79
Weighted average shares outstanding	7,832,000	(713,000	)(2)	7,119,000

Diluted earnings per share	$0.72	$0.05		$0.77
Weighted average shares outstanding	8,088,000	(713,000	)(2)	7,375,000

Pro Forma Adjustments:

(1)
Interest expense on debt.

(2)
Redeem 713,000 fractional shares.

Market Prices of the Common Stock

        The Company's common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board ("OTC Bulletin Board") under the symbol "SBIG." The following table sets forth the range of high and low closing bid prices as reported on the OTC Bulletin Board during the last two years. Such bid prices represent inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On January 21, 2004 the last reported bid price of the Company's common stock on the OTC Bulletin Board was $2.00 per share.

	HIGH	LOW
2003
First quarter	$1.50	$1.10
Second quarter	2.05	1.25
Third quarter	2.05	1.55
Fourth quarter	2.35	1.55
2002
First quarter	$3.22	$1.75
Second quarter	3.34	2.05
Third quarter	2.50	0.78
Fourth quarter	1.70	0.75
2001
First quarter	$1.88	$0.59
Second quarter	3.10	1.70
Third quarter	2.74	2.00
Fourth quarter	2.70	2.00

        There were approximately 924 shareholders of record as of September 4, 2003.

Dividends

        The Company has not declared any dividends on its common stock during the past five years, and the Board of Directors does not presently intend to pay any cash dividends on common stock in the foreseeable future. The Company is a legal entity separate and distinct from its subsidiaries. As a holding company, the primary sources of cash needed to meet its obligations, including the lease payments on its corporate headquarters and the dividend payments associated with the Adjustable Rate Cumulative Nonvoting Preferred Special Stock held by its principal shareholder, Chairman of the Board of Directors and Chief Executive Officer, are dividends and other permitted payments, including management fees, from its subsidiaries and affiliates. The Company's insurance subsidiaries are regulated as to their payment of dividends by their respective state of domicile's insurance laws. Payment of cash dividends by the Company is at the discretion of its Board of Directors and is based on its earnings, financial condition, capital requirements and other relevant factors.

        Except in limited circumstances, South Carolina and North Carolina insurance laws and regulations require a domestic insurer to report any action authorizing distributions to shareholders and material payments from subsidiaries and affiliates at least 30 days prior to distribution or payment. Additionally, those laws and regulations provide the SCDOI and the North Carolina Department of Insurance ("NCDOI") the right to disapprove and prohibit distributions meeting the definition of an "extraordinary dividend" under applicable statutes and regulations.

        The South Carolina Insurance Holding Company Regulatory Act requires that all non-extraordinary dividends be approved by the SCDOI prior to payment. Extraordinary dividends are defined as dividends within a 12-month period that exceed the lesser of (i) 10% of an insurer's surplus as regards policyholders as shown in the insurer's most recent Annual Statement, or (ii) net income, not including realized capital gains or losses, as shown in the insurer's most recent Annual Statement. Extraordinary dividends must be approved by the Commissioner of the SCDOI, or his designee, prior to payment.

        The North Carolina Insurance Holding Company System Regulatory Act allows payment of non-extraordinary dividends without prior approval of the Commissioner of the NCDOI provided that, in the Commissioner's judgment, the dividends do not impair the financial soundness of the company or are not detrimental to its policyholders. Extraordinary dividends are defined as dividends within a 12-month period that exceed the lesser of (i) 10% of an insurer's surplus as regards policyholders as of the preceding December 31, or (ii) net income, not including realized capital gains, for the 12-month period ending the preceding December 31. In determining whether a dividend or distribution is extraordinary, an insurer other than a life insurer may carry forward net income from the previous two calendar years that has not already been paid out as dividends. Extraordinary dividends must be approved by the Commissioner of the NCDOI prior to payment.

        Payment of cash dividends by the Company is at the discretion of its Board of Directors and is based on its earnings, financial condition, capital requirements and other relevant factors. If the ability of the Company's insurance subsidiaries to pay dividends or make other payments to the Company is materially restricted by regulatory requirements, it could affect the Company's ability to service its Adjustable Rate Cumulative Nonvoting Preferred Special Stock and/or pay dividends. In addition, no assurance can be given that North Carolina or South Carolina will not adopt statutory provisions more restrictive than those currently in effect.

        At December 31, 2001 and during a portion of 2002, the Company had 50,000 shares of $0.625 Cumulative, Convertible, Redeemable, Nonvoting Special Preferred Stock and 209,000 shares of $0.620 Cumulative, Convertible, Redeemable, Nonvoting Special Preferred Stock issued and outstanding. These obligations paid quarterly dividends at an annual rate of $0.625 per share and $0.62 per share, respectively. The Company paid a total of $101, $161 and $168 in dividends on these obligations in 2002, 2001 and 2000, respectively. Each issue of the Special Stock was redeemed on August 15, 2002 for cash.

        On March 28, 2002, the Company issued 800,000 shares of Adjustable Rate Cumulative Nonvoting Preferred Special Stock to its principal shareholder, Chairman of the Board of Directors and Chief Executive Officer in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Adjustable Rate Cumulative Nonvoting Preferred Special Stock is nonconvertible and nonredeemable and pays quarterly dividends at an annual adjustable rate of 3.5% plus LIBOR (4.9% at December 31, 2002 and 4.7% at September 30, 2003). The Company paid $329,000 in dividends related to this obligation in 2002 and $285,000 in dividends related to this obligation year to date September 30, 2003.

Prior Stock Purchases by the Company

        In an effort to reduce the cost of providing annual reports and materials to shareholders, the Company commenced an odd lot tender offer to holders of 99 or fewer shares of the Company's common stock on April 14, 2003, pursuant to which it purchased a total of 15,646 shares for $2.50 per share. The tender offer was extended on June 4, 2003, and terminated on July 31, 2003.

        The Company currently has a Company stock fund investment option in its 401(k) Plan. This Company stock fund is administered on a unitized basis and holds a combination of shares of the Company's common stock, and cash and cash equivalents for liquidity purposes. During the 60 days prior to the public announcement of the Company's intention to effect a reverse stock split, there were no purchases or sales of the Company's common stock by the Plan due to the liquidity management practices of the Plan. Certain of the Company's executive officers did, however, during this period, continue with a pre-determined, systematic pattern of making investments in the Company stock fund of the Plan.

THE COMPANY

        The Company is a South Carolina corporation engaged in the business of providing insurance-related services and automobile, flood and other property and casualty insurance products. The Company conducts business in two primary categories: fee-based property and casualty insurance operations and risk-based property and casualty insurance operations. The Company's principal offices are located at 1501 Lady Street, Columbia, South Carolina 29201, and its telephone number is (803) 748-2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        As of December 1, 2003, one of our directors and two affiliates of our directors owned more than 5% of the Company's common stock. Information about their stock ownership is set forth under "Management of the Company—Security Ownership of Management" beginning on page 63. No other persons owned more than 5% of the Company's common stock at that date.

MANAGEMENT OF THE COMPANY

Directors

        Set forth below is information about the directors of the Company.

Name, Age and Principal Employment for Past Five Years	Director Since
Frank H. Avent, 63, is currently a director of the Company. He is a director, President and General Manager of Pepsi Cola Bottling Company of Florence, South Carolina, a position he has held since 1963. Mr. Avent also serves as a member of the Board of Directors of Atlantic Broadcasting Company, Carolina Canners, Carotex, and Quality Financial Services. Mr. Avent was designated as a nominee for the Board of Directors by the Avent Group.	1997
Charles H. Powers, 77, is currently Chairman of the Board of Directors and Chief Executive Officer of the Company and is the owner and operator of SADISCO, a salvage and disposal company, a position he has held since 1964. He is also a Vice President and Treasurer of Holland Grills, in Apex, North Carolina, and President of PC Inc., in Myrtle Beach, South Carolina. Mr. Powers was designated as a nominee for the Board of Directors by the Powers Group.	1997
George R. P. Walker, Jr., 71, is currently a director of the Company and has been the owner and operator of Middlefield Farm (Hanoverian horse farm), Blythewood, South Carolina, for more than the past five years. George R. P. Walker, Jr. and John P. Seibels are cousins.	1969
A. Crawford Clarkson, Jr., 84, is currently a director of the Company. He is a retired Certified Public Accountant and attorney. Mr. Clarkson served as Commissioner of the South Carolina Tax Commission from 1987 until 1995, of which he was appointed Chairman in 1992. Prior to 1987, he was a senior partner of the CPA firm of Clarkson, Harden & Gantt, which eventually combined with other firms to join Ernst & Young.	1997
John P. Seibels, 61, is currently a director of the Company. Mr. Seibels has been an investor based in Columbia, South Carolina since March 1963. George R. P. Walker, Jr. and John P. Seibels are cousins.	1969

Claude E. McCain, 79, is currently a director of the Company. He is also Chairman of H. C. McCain Agency, Inc., President of McCain Realty, Inc. and President of Insurance Finance Company, Inc., positions held since 1960.	1995
Kenneth W. Pavia, 61, is currently a director of the Company. He is General Partner of Bolero Investment Group, a position he has held since 1994. He also holds the office of Chairman of FHI, Inc., a securities holding company, and Fiduciary Leasco, Inc., a leasing company, positions held since 1985.	1995

        Each present director of the Company with an election date prior to October 1978 (when the Company became the parent of SCIC) was formerly a director of SCIC and the information set forth as to periods prior to 1978 reflects positions with SCIC and the year such director was first elected to the SCIC Board of Directors.

Executive Officers and Key Employees

        Set forth below is information about the executive officers and certain key employees of the Company.

Name	Age	Position
Michael A. Culbertson	55	President of the Company since October 2002. Also holds the position of Director of certain subsidiaries of the Company. Previously served as President of Insurance Network Services, Inc. and Insurance Services Group, Inc. from 1999 until 2000 and Vice President of certain subsidiaries since December 1995. Held the position of Senior Vice President of the Company from 1995-1999 and Vice President of Claims from June 1993 until June 1995. Employed by the Company in various claims capacities since December 1974.
John F. Gibson	52	Director, President and Chief Operating Officer for certain subsidiaries since 1994.
Stephen T. Harding	41	Executive manager of Claims Operations since 2002. Employed by the Company since 1996.
Franklin D. Hutchinson	67
		Senior Vice President of Insurance Operations since October 2002. Vice President of certain subsidiaries since June 1999. Employed by the Company since October 1998. From June 1998 until October 1998, Mr. Hutchinson served as a consultant for the South Carolina Department of Insurance and from 1979 through May 1998 was employed by Unisun Insurance Company.
S. Melinda Hydrick	45	Vice President of certain subsidiaries since March 1999. Employed by the Company since November 1988.

Charles H. Powers	77	Information about Mr. Powers is set forth above under "Management of the Company—Directors."
Bryan D. Rivers	35
		Treasurer of the Company and certain subsidiaries since October 2002. Controller of the Company and certain subsidiaries since June 1999. Prior to joining the Company, Mr. Rivers was employed for eight years by Arthur Andersen LLP in Columbia, South Carolina. While with Arthur Andersen LLP, Mr. Rivers served on the Company's audit for four years as Audit Senior and then Audit Manager. Mr. Rivers is a Certified Public Accountant.
Gregory L. Spray	56
		Vice President and General Manager of certain subsidiaries since January 2001. Previously served as Vice President and Senior Consultant with Lee Hecht Harrison from October 1999 until February 2001. Prior to that he served in various executive-level positions for Integon Insurance Corporation since May 1992.

        Except as set forth above, there are no family relationships among any of the directors or principal officers. The business address and telephone number of each director and executive officer is The Seibels Bruce Group, Inc., 1501 Lady Street, Columbia, South Carolina 29201, (803) 748-2000.

Security Ownership of Management

        The following table sets forth, as of December 1, 2003, information regarding the beneficial ownership of the Company's common stock by the directors and executive officers of the Company.

Name of Beneficial Owner (and address, with respect to 5% or greater beneficial owners)	Amount and Nature of Beneficial Ownership		Percent of Shares of common stock(1)
Frank H. Avent	349,750	(2)	4.5%
A. Crawford Clarkson, Jr.	15,000	(3)	*
Claude E. McCain	12,516	(4)	*
Kenneth W. Pavia	190,000	(5)	2.4%
Charles H. Powers, PO Box 6525, Florence, SC 29502	3,260,526	(6)	41.7%
John P. Seibels	161,727	(4,7)	2.1%
George R. P. Walker, Jr.	136,714	(4,8)	1.8%
Michael A. Culbertson	122,744	(9)	1.6%
John F. Gibson	70,037	(10)	*
Stephen T. Harding	28,445	(11)	*
Franklin D. Hutchinson	24,317	(12)	*
S. Melinda Hydrick	4,569	(13)	*
Bryan D. Rivers	24,438	(14)	*
Gregory L. Spray	16,229		*
Directors and Executive Officers as a Group (14 persons)	4,417,012	(15)	55.4%
Avent Group, PO Box 3886, Florence, SC 29502	498,500	(16)	6.4%
Powers Group, PO Box 6525, Florence, SC 29502	3,323,026	(17)	42.5%

*
less than 1%

(1)
The numbers shown include the shares which are not currently outstanding but which the beneficial owner is entitled to acquire or will be entitled to acquire within 60 days.

(2)
Includes 91,000 shares of common stock for which Mr. Avent has sole voting power and 250,000 shares of common stock beneficially owned (shared voting and disposition power) by Pepsi Cola Bottling Company of Florence, South Carolina ("PepsiCo"). Mr. Avent has informed the Company that he is the President and General Manager of PepsiCo. Also includes 8,750 shares of common stock underlying options. Excludes an aggregate of 30,000 shares of common stock owned by Mr. Avent's three daughters, over which shares he holds neither sole nor shared voting or dispositive power and, therefore, disclaims beneficial ownership.

(3)
Includes 7,500 shares of common stock underlying certain options.

(4)
Includes 11,250 shares of common stock underlying certain options.

(5)
Includes 180,000 shares of common stock beneficially owned (shared voting and disposition power) by FHI, Inc. of Miami, Florida ("FHI") as to which Mr. Pavia has shared voting power. Mr. Pavia has informed the Company that he is the Chairman of FHI. Also includes 10,000 shares of common stock underlying options.

(6)
Includes (i) 2,998,026 shares of common stock and 8,750 shares of common stock underlying options which are owned by Mr. Powers as a director and employee of the Company, and (ii) 250,000 shares of common stock and 3,750 shares of common stock underlying options which are owned by the Estate of Walker S. Powers. Excludes 62,500 shares of common stock held by Mr. Powers' daughter and son-in-law, over which shares, he holds neither sole nor shares voting or dispositive power and, therefore, disclaims beneficial ownership.

(7)
Excludes 2,253 shares of common stock held by Mr. Seibels' wife, over which shares he holds neither sole nor shared voting or dispositive power and, therefore, disclaims beneficial ownership.

(8)
Includes 125,464 shares of common stock which Mr. Walker owns individually or shares voting and dispositive power. Excludes 11,389 shares of common stock held by Mr. Walkers' wife, over which shares he holds neither sole nor shared voting or dispositive power and, therefore, disclaims beneficial ownership.

(9)
Includes 17,250 shares of common stock underlying options.

(10)
Includes 18,000 shares of common stock underlying options.

(11)
Includes 13,500 shares of common stock underlying options.

(12)
Includes 15,750 shares of common stock underlying options.

(13)
Includes 750 shares of common stock underlying options.

(14)
Includes 17,875 shares of common stock underlying certain options.

(15)
Includes 155,625 shares of common stock underlying options.

(16)
Includes (i) 341,000 shares of common stock which Mr. Frank Avent, a director of the Company, either owns individually or as to which he shares voting and dispositive power, (ii) 148,750 shares of common stock which are owned by other members of the Avent Group and (iii) 8,750 shares of common stock underlying options.

(17)
Includes (i) 2,998,026 shares of common stock and 8,750 shares of common stock underlying options which are owned by Mr. Powers, a director of the Company, (ii) 250,000 shares of common stock and 3,750 shares of common stock underlying options which are owned by the Estate of Walker S. Powers, and (iii) 62,500 shares of common stock owned by Rex Huggins and Jane Huggins.

        The information in the table above includes the grant to each director on June 16, 2003 of options to purchase 1,250 shares of common stock for an exercise price of $1.80.

Rights to Designate Nominees for Election to Board

        Pursuant to a Stock Purchase Agreement dated as of January 29, 1996, as amended (the "Powers Purchase Agreement"), between the Company and Charles H. Powers, Walker S. Powers, Rex Huggins and Jane Huggins (collectively, the "Powers Group"), the Powers Group is entitled to designate up to an aggregate total of two persons, who are reasonably acceptable to the Company's Board of Directors, to be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors at a shareholders' meeting. The Powers Group has the right to designate two persons to the Board as nominees for election as directors as long as the Powers Group's percentage of ownership of the issued and outstanding common stock of the Company is at least 10%. If the Powers Group's percentage of ownership falls to between 5% and 9.9%, then the Powers Group will have the right to designate only one person to the Board as a nominee for election as a director. All of the Powers Group's rights to designate director nominees will terminate if the Powers Group's aggregate percentage of ownership of issued and outstanding common stock falls below 5%. In the event that the Powers Group's ownership percentage falls below any of the minimum requirements described above, the Powers Group must use its best efforts to cause its designee(s) then serving as directors to resign. If the Powers Group thereafter holds more than the minimum requirements, it will again have the right to designate director nominees. As of the record date, the Powers Group's aggregate percentage of ownership was 42.5% of the issued and outstanding common stock. Charles H. Powers was the Powers Group's nominee for the 2003 annual meeting of shareholders and he was re-elected a director at that meeting.

        Pursuant to a Stock Purchase Agreement dated as of March 28, 1996, as amended (the "Avent Purchase Agreement"), between the Company and Fred C. Avent, Frank H. Avent and Pepsico of Florence (collectively, the "Avent Group"), the Avent Group is entitled to designate an aggregate total of one person, who is reasonably acceptable to the Company's Board of Directors, to be included in the slate of nominees recommended by the Board of Directors to the shareholders for election as directors at a shareholders' meeting. The Avent Group has the right to designate one person to the Board as a nominee for election as director as long as the Avent Group's percentage of ownership of the issued and outstanding common stock of the Company is at least 4%. All of the Avent Group's rights to designate a director nominee will terminate if the Avent Group's aggregate percentage of ownership of issued and outstanding common stock falls below 4%. In the event that the Avent Group's ownership percentage falls below 4%, the Avent Group will use its best efforts to cause its designee then serving as a director to resign. As of the record date, the Avent Group's aggregate percentage of ownership was 6.4% of the issued and outstanding common stock. Frank H. Avent was the Avent Group's nominee for the 2003 annual meeting of shareholders and he was re-elected a director at that meeting.

Certain Transactions with Management

        Charles H. Powers has been Chairman of the Board of Directors since July 1998, and has been Chief Executive Officer since October, 2002. Mr. Powers is also a member of the Compensation Committee and is the Company's principal shareholder.

        Mr. Powers is also the owner and operator of SADISCO. During the fiscal years ended December 31, 2002 and 2001, the Company paid a total of $116,360 and $242,244 to SADISCO, respectively, for salvage and disposal services.

        On March 28, 2002, the Company issued 800,000 shares of $10 par value Adjustable Rate Cumulative Nonvoting Preferred Special Stock (the "Preferred Stock") to Mr. Powers for an aggregate purchase price of $8 million. The Preferred Stock pays a dividend equal to the aggregate of the Libor rate plus 3.5% multiplied by the par value of the Preferred Stock. Dividend payments are required to be made quarterly. The Preferred Stock was issued in a transaction exempt from registration under

Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated under the Securities Act. During the fiscal year ended December 31, 2002, the Company paid a total of $330,239 to Mr. Powers in dividends on the Preferred Stock. During the first three quarters of 2003, the Company paid a total of $285,000 to Mr. Powers in dividends on the Preferred Stock. The Company has also entered into a Registration Rights Agreement with Mr. Powers, which, under the circumstances described in the agreement, would require the Company to register the Preferred Stock under the Securities Act.

        On December 21, 2000, SCIC sold the real estate and improvements thereon used as the Company's headquarters to Mr. Powers. In exchange, Mr. Powers paid its appraised value of $4.5 million in cash. The Company entered into a three-year lease with Mr. Powers under which the Company agreed to pay Mr. Powers annual rent in equal monthly installments equal to $4.5 million multiplied by the sum of the prime rate calculated on each November 1st of the term of the lease plus one percent. During the fiscal years ended December 31, 2002 and 2001, the Company incurred a total of $290,000 and $457,500 to Mr. Powers in rent. During the first three quarters of 2003, the Company incurred a total of $194,000 to Mr. Powers in rent.

        Kenneth W. Pavia, a member of the Company's Board of Directors and member of the Board of Director's Compensation Committee, is the owner of FHI, Inc. During the fiscal year ended December 31, 2002 and 2001, the Company paid a total of $162,000 and $434,000, respectively, to FHI, Inc., for services related to the settlement of certain outstanding litigation and other consulting services.

Stock Options and Stock Option Plans

        The Company currently has three plans under which stock options and incentive stock may be granted to employees, non-employee directors, consultants and active independent agents of the Company. Under the 1996 Stock Option Plan for Employees ("Employee Plan") and the 1995 Stock Option Plan for Independent Agents ("Agents Plan"), stock options expire five years from the date of grant. Under the 1995 Stock Option Plan for Non-Employee Directors ("Directors Plan"), the options expire ten years from the date of grant. Each plan is administered by a committee appointed by the Board of Directors.

        The Employee Plan became effective on November 1, 1995. The Employee Plan has reserved 2,500,000 shares of the Company's common stock for issuance under the plan upon the exercise of options and as incentive stock to employees and consultants of the Company. Options vest at the discretion of the compensation committee of the Company's Board of Directors. All grants made under the Employee Plan have exercise prices no lower than the market price at the date of grant. Options granted during 2003 were granted at an exercise price of $1.80. There were no grants in 2002, 2001 or 2000. At December 31, 2002, and September 30, 2003, 1,933,968 and 2,163,908 shares, respectively, of the Company's common stock were reserved for future grants under the Employee Plan.

        The Agents Plan became effective on June 15, 1996. The Agents Plan has reserved 125,000 shares of the Company's common stock for issuance to independent insurance agents of the Company upon the exercise of options issued under the plan. Options vest at the discretion of the 1995 Stock Option Plan for Independent Agents Committee. All grants made under the Agents Plan have exercise prices no lower than the market price at the date of grant. Options granted during 2001 and 2000 were granted at exercise prices of $2.01 and $1.83, respectively. At December 31, 2002 and September 30, 2003, 95,581 and 104,981 shares, respectively, of the Company's common stock were reserved for future grants under the Agents Plan.

        The Directors Plan became effective on June 15, 1995, with 250,000 shares of the Company's common stock reserved for issuance under the plan. Under the Directors Plan, all non-employee directors holding office on June 15 of each year are granted 1,250 fully vested options to purchase the

Company's common stock. All grants made under the Directors Plan have exercise prices no lower than the market price at the date of grant. Options granted during 2003, 2002, 2001 and 2000 were granted at exercise prices of $1.80, $2.50, $2.55 and $1.09, respectively. At December 31, 2002, and September 30, 2003, 182,500 and 175,000 shares, respectively, of the Company's common stock were reserved for future grants under the Directors Plan.

Warrants

        During the year ended December 31, 2001, the Company issued warrants to purchase 75,000 shares of its common stock at a price of $2.00 per share and an additional 75,000 shares of its common stock at a price of $1.00 per share to the Generali (U.S. Branch) in connection with the settlement of liabilities assumed in an acquisition. The warrants expire February 19, 2006.

        In connection with the elimination of certain debt and the settlement of certain litigation during the year ended December 31, 2000, the Company issued warrants to purchase 25,000 shares of its common stock at a price of $3.00 per share and an additional 25,000 shares of its common stock at a price of $7.00 per share to E. Brian Brown. The warrants expire upon the death of the holder.

        During the year ended December 31, 1998, the Company issued warrants to purchase 57,971 shares of its common stock to ING (U.S.) Capital, LLC, the holder of its Credit Facility, that was repaid on March 28, 2002. The warrants currently allow for the purchase of the Company's stock at a price of $2.00 per share and expire September 30, 2004.

OTHER INFORMATION

Incorporation by Reference

        In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superceded by information contained directly in this proxy statement.

        This proxy statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about the Company and its financial condition.

  •
  Our 2002 Report on Form 10-K for the year ended December 31, 2002,

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and

  •
  Our Current Report on Form 8-K filed November 14, 2003.

        We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act between the date of this document and the date of our Special Meeting.

        We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Michael A. Culbertson, our President and Corporate Secretary, at the following address: The Seibels Group, 1501 Lady Street, Columbia, South Carolina 29201, (803) 748-2000.

        These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

        This proxy statement is sent to you as part of the proxy materials for the Special Meeting of Shareholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Where You Can Find More Information

        The proposed reverse split amendment will result in a "going private" transaction subject to Rule 13e-3 of the 1934 Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the transaction. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Michael A. Culbertson, President and Corporate Secretary, The Seibels Bruce Group, Inc. 1501 Lady Street, Columbia, South Carolina 29201.

        The Company is currently subject to the information requirements of the 1934 Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters.

        Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at l-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The Company's common stock is quoted on the OTC Bulletin Board under the symbol "SBIG."

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

        To reduce the expenses of delivering duplicate proxy materials, the Company is taking advantage of the SEC's "householding" rules that permit it to deliver only one set of proxy materials to shareholders who share an address unless otherwise requested. Any record shareholder who shares an address with another record shareholder and has received only one set of proxy materials, may receive a separate copy of these materials without charge upon written request addressed to Corporate Secretary, The Seibels Bruce Group, Inc., Post Office Box One, Columbia, South Carolina 29202, (803) 748-2000. If a record shareholder who shares an address with another record shareholder and currently receives only one set of proxy materials and/or one annual report wishes in the future to receive separate copies, please notify the Corporate Secretary at the above address or phone number. If record shareholders who share an address currently receive multiple copies of proxy materials and/or annual reports, they can request only one copy by notifying the Corporate Secretary at the above address or phone numbers.

SHAREHOLDER PROPOSALS

        For a shareholder proposal to be presented at the next annual meeting, it must be received by the Company at its principal executive offices not later than December 9, 2003, in order to be included in the proxy statement and proxy form for the 2004 annual meeting. Any such proposal should be addressed to the Company's Corporate Secretary and delivered to the Company's principal executive offices at 1501 Lady Street, Columbia, South Carolina 29201 or mailed to Post Office Box One, Columbia, South Carolina 29202. Any shareholder proposal to be considered at next year's annual meeting but not included in the Proxy Statement must be submitted in writing by February 23, 2004 or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting.

OTHER MATTERS

        As of the date of this proxy statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote or otherwise act, with respect to such matters in accordance with their judgment.

By Order of the Board of Directors,
Charles H. Powers CHAIRMAN OF THE BOARD OF DIRECTORS

Columbia, South Carolina
January 28, 2004

APPENDIX A

November 6, 2003

Board of Directors
The Seibels Bruce Group, Inc.
1501 Lady Street
Columbia, SC 29201

Gentlemen:

        We have been advised that The Seibels Bruce Group, Inc. (the "Company") has determined to undertake a 1-for-1,000 reverse stock split (the "Reverse Split") in which all shareholders whose shares are converted into less than one share in the Reverse Split will receive a cash payment of $3.00 per share (the "Fractional Share Consideration") (the Reverse Split and the Fractional Share Consideration are collectively the "Transaction"). We have been retained to render an opinion as to whether, on the date of such opinion, the Transaction is fair, from a financial point of view, to the Company's shareholders.

        We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

        In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed documents relating to the Transaction; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and the draft Quarterly Report on Form 10-Q for the nine months ended September 30, 2003; (iii) reviewed and analyzed a range of Fractional Share Consideration at various possible per share prices, a range of pro forma shares outstanding at various Reverse Split ratios, a range of pro forma common book values per share and a range of pro forma earnings per share; (iv) reviewed and analyzed the Company's projected unlevered free cash flows and prepared discounted cash flows; (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of the Company; (vii) reviewed and analyzed recent transaction premiums paid in going-private transactions involving a reverse stock split; (viii) reviewed and analyzed the premiums implied by the Fractional Share Consideration; (ix) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (x) considered the historical financial results and present financial condition of the Company; (xi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xii) inquired about and discussed the

A-1

Transaction and other matters related thereto with Company management, the Board of Directors and its legal counsel; and (xiii) performed such other analyses and examinations as were deemed appropriate.

        In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the 1934 Act, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the receipt of the Fractional Share Consideration will be a taxable event to the Company's shareholders that receive such consideration. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the shareholders of the Company.

        Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of November 6, 2003. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

        Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock would trade at any time in the future.

        Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Transaction is fair, from a financial point of view, to the Company's shareholders.

        In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

        Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the SEC, if required by SEC rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the SEC rules.

Very truly yours,

CAPITALINK, L.C.

A-2

APPENDIX B

CHAPTER 13.

DISSENTERS' RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

          (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

          (3)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

          (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

        (A)  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the Articles of Incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4)   an amendment of the Articles of Incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

             (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5)   in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6)   any corporate action to the extent the Articles of Incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (B)  Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

        (b)   The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5)   be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

        (a)   A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

        (a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b)   The payment must be accompanied by:

          (1)   the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3)   an explanation of how the interest was calculated;

          (4)   a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5)   a copy of this chapter.

SECTION 33-13-260. Failure to take action.

        (a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

        (a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

        (a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

        (b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        (d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

[FRONT OF FORM]

THE SEIBELS BRUCE GROUP, INC.
1501 Lady Street
(Post Office Box One)
Columbia, South Carolina 29201(2)

Proxy Solicitation for common stock on Behalf of the Board of Directors of the Company for the Special Meeting of Shareholders on February 27, 2004

        The undersigned hereby appoints Michael A. Culbertson and Bryan D. Rivers and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of The Seibels Bruce Group, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on February 27, 2004, and at any adjournment thereof, upon the items described in the Notice of Special Meeting of Shareholders and Proxy Statement mailed to Shareholders on or about January 28, 2004 and upon any other business that may properly come before the Special Meeting of Shareholders or any adjournment thereof. The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Shareholders and of the Proxy Statement.

        The shares of common stock represented by this proxy appointment will be voted as directed, or if directions are not indicated, will be voted FOR the Amendment to the Company's Articles of Incorporation in the manner described in the Proxy Statement accompanying this Proxy Card. This proxy appointment is revocable any time prior to its use. The Board of Directors recommends a vote FOR the proposal.

(continued and to be signed on other side)

[REVERSE SIDE OF FORM]

1.	Amendment to The Seibels Bruce Group, Inc. Amended Restated Articles of Incorporation to effect a reverse split of the common stock.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Signature	Date

Signature	Date

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting on February 27, 2004. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy appointment form.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 27, 2004
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 27, 2004
TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
SUMMARY TERM SHEET FOR REVERSE STOCK SPLIT
SPECIAL FACTORS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING
THE SPECIAL MEETING
PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK
FINANCIAL INFORMATION
PRO FORMA CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2003 (Unaudited)
PRO FORMA CONSOLIDATED BALANCE SHEET DECEMBER 31, 2002 (Unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (Unaudited)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (Unaudited)
THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
MANAGEMENT OF THE COMPANY
OTHER INFORMATION
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
SHAREHOLDER PROPOSALS
OTHER MATTERS
CHAPTER 13. DISSENTERS' RIGHTS ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS
ARTICLE 3. JUDICIAL APPRAISAL OF SHARES